Exhibit 10.4

MASTER CREDIT FACILITY AGREEMENT

BY AND BETWEEN

SNH FM FINANCING LLC,

AND

CITIBANK, N.A.

DATED AS OF

August 4, 2009

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EXHIBITS

EXHIBIT A	Schedule of Initial Mortgaged Properties, Initial Allocable Loan Amounts and Initial Valuations

EXHIBIT B	Confirmation of Guaranty

EXHIBIT C	Compliance Certificate

EXHIBIT D-1	Borrower Organizational Certificate

EXHIBIT D-2	Guarantor Organizational Certificate

EXHIBIT E	Reserved

EXHIBIT F	Reserved

EXHIBIT G	Reserved

EXHIBIT H	Reserved

EXHIBIT I	Request

EXHIBIT J	Confirmation of Obligations

EXHIBIT K	Reserved

EXHIBIT L	Reserved

EXHIBIT M	Reserved

EXHIBIT N	Reserved

EXHIBIT O	Disclosure Schedule

EXHIBIT P	Letter of Credit

EXHIBIT Q-1	Bank Legal Opinion (Foreign)

EXHIBIT Q-2	Bank Legal Opinion (Domestic)

EXHIBIT R	Form of Rent Roll

EXHIBIT S	Expansion Guaranty

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EXHIBIT T	Expansion Security Agreement

SCHEDULE 1	Minimum Rent Payments

APPENDIX I	Definitions

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MASTER CREDIT FACILITY AGREEMENT

THIS MASTER CREDIT FACILITY AGREEMENT is made as of the 4th day of August, 2009, by and between SNH FM FINANCING LLC, a Delaware limited liability company and CITIBANK, N.A., a national banking association.

RECITALS

A.            Borrower owns one (1) or more Seniors Housing Facilities (unless otherwise defined or the context clearly indicates otherwise, capitalized terms shall have the meanings ascribed to such terms in Appendix I of this Agreement) as more particularly described in Exhibit A to this Agreement.

B.            Borrower has requested that Lender make a loan in the amount of $512,934,000 to Borrower, comprised of a $205,174,000 Variable Loan, and a $307,760,000 Fixed Loan.

C.            To secure the obligations of Borrower under this Agreement and the other Loan Documents issued in connection with the Term Loan, Borrower shall create a Collateral Pool in favor of Lender.  The Collateral Pool shall be comprised of (i) the Seniors Housing Facilities listed on Exhibit A and (ii) any other collateral pledged to Lender from time to time by Borrower pursuant to this Agreement or any other Loan Documents.

D.            Each Note and Security Document related to the Mortgaged Properties comprising the Collateral Pool shall be cross-defaulted (i.e., a default under any Note, Security Document relating to the Collateral Pool and under this Agreement, shall constitute a default under each Note, Security Document and this Agreement related to the Mortgaged Properties comprising the Collateral Pool) and cross-collateralized (i.e., each Security Instrument related to the Mortgaged Properties within the Collateral Pool shall secure all of Borrower’s obligations under this Agreement and the other Loan Documents) and it is the intent of the parties to this Agreement that, after an Event of Default, Lender may accelerate any Note without needing to accelerate any other Note and that in the exercise of its rights and remedies under the Loan Documents, Lender may, except as provided in this Agreement, exercise and perfect any and all of its rights in and under the Loan Documents with regard to any Mortgaged Property without needing to exercise and perfect its rights and remedies with respect to any other Mortgaged Property and that any such exercise shall be without regard to the Allocable Loan Amount assigned to such Mortgaged Property and that Lender may recover an amount equal to the full amount outstanding in respect of any of the Notes in connection with such exercise and any such amount shall be applied as determined by Lender pursuant to the terms of this Agreement, the Notes and the other Loan Documents.

E.             Subject to the terms, conditions and limitations of this Agreement, Lender has agreed to make a Term Loan.

NOW, THEREFORE, Borrower and Lender, in consideration of the mutual promises and agreements contained in this Agreement, hereby agree as follows:

ARTICLE 1
THE TERM LOAN

Section 1.01.                                       Term Loan.

(a)           Subject to the terms, conditions and limitations of this Agreement, Lender agrees to make the Term Loan to Borrower on the Initial Closing Date.  The maximum aggregate principal balance of the Term Loan shall be $512,934,000.

Section 1.02.                                       Notes.

The obligation of the Borrower to repay the Term Loan shall be evidenced by the following Notes: (i) a Fixed Facility Note in the principal amount of $307,760,000 and (ii) a Variable Facility Note in the principal amount of $205,174,000.  The Notes shall be payable to the order of Lender and shall equal the aggregate original principal amount of the Term Loan to the Borrower.

Section 1.03.                                       Maturity Date/Prepayment.

The maturity date of the Term Loan shall be September 1, 2019.  The Term Loan shall amortize over the Amortization Period with the outstanding principal balance due and owing on the maturity date.

Section 1.04.                                       Yield Maintenance/Prepayment.

The terms and conditions of yield maintenance and/or prepayment premiums as applicable, are contained in the Notes and such terms and conditions shall apply to the prepayment in part or whole of the Term Loan during the term of this Agreement.

Section 1.05.                                       Interest Rate Execution.

In the event that the Term Loan made on the Initial Closing Date is solely a Fixed Loan, the provisions in this Agreement referencing the Variable Loan and Variable Facility Note shall be deemed to be of no further force and effect and be deemed to be eliminated from this Agreement.

ARTICLE 2
ALLOCABLE LOAN AMOUNT/SUPPLEMENTAL LOANS

Section 2.01.                                       Determination of Allocable Loan Amount and Valuations.

(a)           Initial Determinations.  On the Initial Closing Date, Lender shall determine (i) the Allocable Loan Amount and Valuation for each Initial Mortgaged Property, (ii) the Aggregate NOI Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio and (iii) the Aggregate Lease Payment Debt Service Coverage Ratio.  The determinations made as of the Initial Closing Date shall remain unchanged until the First Anniversary.  Changes in Allocable Loan Amount, Valuations, the Aggregate NOI Debt Service Coverage Ratio, the

Aggregate Lease Payment Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio shall be made pursuant to Section 2.01(b).

(b)           Monitoring Determinations.  Once each Calendar Quarter within twenty (20) Business Days after Borrower has delivered to Lender the reports required in Section 8.03, Lender shall determine the Aggregate NOI Debt Service Coverage Ratio, the Aggregate Lease Payment Debt Service Coverage Ratio, the Aggregate Loan to Value Ratio, Level of Care Diversity Requirements, the Valuations and the Allocable Loan Amounts and whether Borrower is in compliance with the other covenants set forth in the Loan Documents.  After the First Anniversary, on an annual basis, and if Lender decides that changed market or property conditions warrant, Lender shall redetermine Allocable Loan Amounts and Valuations.  Lender shall also redetermine Allocable Loan Amounts to take account of any substitution or release of Collateral or other event that invalidates the outstanding determinations.  In determining Valuations, Lender shall use Capitalization Rates based on its internal survey and analysis of capitalization rates for comparable sales in the vicinity of the Mortgaged Property, with such adjustments as Lender deems appropriate and without any obligation to use any information provided by Borrower.  If Lender is unable to determine a Capitalization Rate for a Mortgaged Property, Lender shall have the right, with the prior consent of Borrower, not more than once annually, to obtain, at Borrower’s expense, a market study in order to establish a Capitalization Rate.  In the event Borrower fails to consent to Lender obtaining a market study, Lender shall determine the Capitalization Rate pursuant to the Underwriting Requirements.  Lender shall promptly disclose its determinations to Borrower.  Until redetermined, the outstanding Allocable Loan Amounts and Valuations shall remain in effect.  Notwithstanding anything in this Agreement to the contrary, no change in Allocable Loan Amounts, Valuations, the Aggregate Loan to Value Ratio, the Aggregate NOI Debt Service Coverage Ratio or the Aggregate Lease Payment Debt Service Coverage Ratio shall, unless resulting from the concurrent release or substitution of Collateral from the Collateral Pool, (i) result in a Potential Event of Default or Event of Default, (ii) require the prepayment of any Note, or (iii) require the addition of Collateral to the Collateral Pool.

Section 2.02.                                       Supplemental Loan.

After the First Anniversary, Borrower may participate in the Fannie Mae Supplemental Loan product, if the Supplemental Loan product is offered by Fannie Mae at the time and if no Targeted Entity is a Prohibited Person.  Any such Supplemental Loan is subject to Lender’s determination that, as a result of its annual valuation of the Collateral Pool, a Supplemental Loan may be made pursuant to Lender’s Underwriting Requirements for Tier Four loans in effect at the time of the request.  The Supplemental Loan will be documented with loan documents similar to the Loan Documents (“Supplemental Loan Documents”).  Supplemental Loans will not be loans advanced under this Agreement.  Any Supplemental Loan will be priced at market at the time of the loan and will be cross-defaulted with the Term Loan.  To secure the obligations of Borrower under the Supplemental Loan Documents, Borrower shall grant, convey and assign to Lender a second Lien on each Mortgaged Property in the Collateral Pool and on any other collateral pledged to Lender from time to time pursuant to the Supplemental Loan Documents.  On the closing date of the Supplemental Loan, Lender shall determine the portion of the

Supplemental Loan allocated to a particular Mortgaged Property by Lender (the “Supplemental Allocable Loan Amount”), which Supplemental Allocable Loan Amounts shall be set forth in a separate exhibit to this Agreement.  Lender shall redetermine the Supplemental Allocable Loan Amounts in the same manner and at the same time as the redetermination of the Allocable Loan Amounts pursuant to Section 2.01(b). Notwithstanding the foregoing, the Supplemental Loan shall be monitored pursuant to Section 2.01 of this Agreement and Lender shall include the Supplemental Loan upon calculating the Aggregate NOI Debt Service Coverage Ratio, the Aggregate Lease Payment Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio, in connection with any Request.  Borrower agrees to pay any fees (including legal fees) that may be charged in connection with a Supplemental Loan.

ARTICLE 3
VALUATIONS/COLLATERAL CHANGES

Section 3.01.                                       Reserved.

Section 3.02.                                       Reserved.

Section 3.03.                                       Right to Obtain Releases of Collateral.

Subject to the terms and conditions of this Article 3, and the limitations set forth in Section 15.17, Borrower shall have the right after the First Anniversary, from time to time, to obtain a release of Collateral from the Collateral Pool.

Section 3.04.                                       Procedure for Obtaining Releases of Collateral.

(a)           Request.  To obtain a release of Collateral from the Collateral Pool, Borrower may deliver a Release Request to Lender.  Upon delivery of the Release Request, Borrower shall not be permitted to re-borrow any amounts that will be prepaid in connection with the release of Collateral.

(b)           Closing.  If all conditions precedent contained in Section 6.05 and all General Conditions contained in Section 6.01 are satisfied, Lender shall cause the Release Mortgaged Property to be released, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, and occurring within thirty (30) days after Lender’s receipt of the Release Request (or on such other date as Borrower and Lender may agree), by executing and delivering, and causing all applicable parties to execute and deliver, all at the sole cost and expense of Borrower, the Release Documents.  Borrower shall prepare the Release Documents and submit them to Lender for its review.

(c)           Release Price.  The “Release Price” for each Release Mortgaged Property means the greater of (i) one hundred percent (100%) of the Allocable Loan Amount for the Release Mortgaged Property plus one hundred percent (100%) of the Supplemental Allocable Loan Amount for the Release Mortgaged Property and (ii) one hundred percent (100%) of the amount, if any, of the Term Loan Outstanding and any Supplemental Loan Outstanding that is required to be repaid by Borrower to Lender in connection with the proposed release of the

Release Mortgaged Property from the Collateral Pool, so that, immediately after the release, the Release Coverage and LTV Tests will be satisfied, the Aggregate NOI Debt Service Coverage Ratio or Aggregate Lease Payment Debt Service Coverage Ratio will not be reduced, and the Aggregate Loan to Value Ratio will not be increased as a result of such release.  In addition to the Release Price, Borrower shall pay to Lender all associated prepayment premiums and other amounts due under the Notes being repaid.  In connection with a non-simultaneous substitution of Collateral pursuant to Section 3.06(c)(ii) of this Agreement, Borrower shall be permitted, in lieu of paying the Release Price, to post a Letter of Credit issued by a financial institution acceptable to Lender and having terms and conditions acceptable to Lender, having a face amount equal to the Release Price.

(d)           Application of Release Price.  (i) The Release Price for the Release Mortgaged Property shall be applied in the order selected by Borrower, provided that (A) any amount of the Supplemental Loan Outstanding which Borrower elects to prepay must be prepaid in full, or if the Release Price is not sufficient to do so, the Supplemental Loan shall only be partially prepaid; (B) any amount of the Term Loan Outstanding which Borrower elects to prepay must be prepaid in full, or if the Release Price is not sufficient to do so, the Term Loan shall be only partially prepaid; (C) any prepayment is permitted under the applicable Note; (D) any prepayment premium due and owing is paid; and (E) interest is paid through the end of the month.  If Borrower  does not give Lender direction with respect to the application of the Release Price or if such direction does not comply with the provisions of (A) — (B) above, then the Release Price shall be applied first against any variable rate Supplemental Loan Outstanding so long as the prepayment is permitted under the applicable note, until any variable rate Supplemental Loan is no longer Outstanding (provided that, in the event there are multiple variable rate Supplemental Loans Outstanding, Lender shall determine the order of application of the Release Price taking into account factors including the unpaid principal balance of the variable rate Supplemental Loan notes, and which variable rate Supplemental Loan note Outstanding has the lowest prepayment costs or highest interest rate), then against any Variable Loan Outstanding so long as the prepayment is permitted under the Variable Facility Note, until any Variable Loan is no longer Outstanding, then against any fixed rate Supplemental Loan Outstanding so long as the prepayment is permitted under the applicable note, until any fixed rate Supplemental Loan is no longer Outstanding (provided that, in the event there are multiple fixed rate Supplemental Loans Outstanding, Lender shall determine the order of application of the Release Price taking into account factors including the unpaid principal balance of the fixed rate Supplemental Notes, and which fixed rate Supplemental Loan note Outstanding has the lowest prepayment costs or highest interest rate), then against any Fixed Loan Outstanding as permitted under the applicable Fixed Facility Note.

(ii)           In the event Borrower desires to release a Release Mortgaged Property on a date other than the last Business Day of the month, the Release Price or the remainder of the Release Price, if any, shall be held by Lender (or its appointed collateral agent) as substitute Collateral (“Substitute Collateral”), in accordance with a security agreement (if required by Lender) and other documents in form and substance acceptable to Lender.  Any Substitute Collateral shall first be used to prepay the applicable Supplemental Loan and then the applicable Term Loan on the last Business Day of the month.

(e)           Test for Release.  A release may be effected provided that immediately after giving effect to the requested release (i) the Release Coverage and LTV Tests for the Collateral Pool are met, (ii) the Geographical Diversification Requirements are satisfied and (iii) the Level of Care Diversity Requirements are satisfied.  Notwithstanding the foregoing, if either the Release Coverage and LTV Tests, the Geographical Diversification Requirements or the Level of Care Diversity Requirements are not satisfied after the release of a Mortgaged Property, such release may be permitted by Lender if the release improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and result in improvement in one or more of the following areas: the then current Valuation of the Mortgaged Properties, the then current Aggregate NOI Debt Service Coverage Ratio, the then current Aggregate Lease Payment Debt Service Coverage Ratio or the then current Aggregate Loan to Value Ratio.

Section 3.05.                                       Right to Substitutions.

Subject to the terms and conditions of this Article 3 and the limitations set forth in Section 15.17, Borrower shall have the right to obtain the release of the Mortgaged Property securing the Term Loan made to Borrower (the “Release Mortgaged Property”) by replacing such Mortgaged Property with a Seniors Housing Facility that meets the requirements of this Agreement (the “Substitute Mortgaged Property”) thereby effecting a “Substitution” of Collateral.

Section 3.06.                                       Procedure for Substitutions.

(a)           Request.  Borrower shall deliver to Lender a completed and executed Substitution Request.  Each Substitution Request shall be accompanied by the following:  (i) the information required by the Underwriting Requirements with respect to the proposed Substitute Mortgaged Property and any additional information Lender reasonably requests; and (ii) the payment of all Additional Collateral Due Diligence Fees.

(b)           Underwriting.

(i)            Lender shall evaluate the proposed Substitute Mortgaged Property in accordance with the Underwriting Requirements.

(ii)           A Substitution may be effected provided that: (i) Lender determines that the Substitute Mortgaged Property is of similar or better quality taking into account such factors as age of the asset, property condition and vacancy rate and located in a similar or better market, taking into account such factors as demographics, income levels, market occupancy rates and level of unemployment as the released Seniors Housing Facility, (ii) the proposed Substitute Mortgaged Property individually satisfies the Loan to Value Ratio requirements for all Mortgaged Properties in the Collateral Pool, (iii) immediately after the Substitution, the resulting Collateral Pool satisfies the better of (A) the Substitution Coverage and LTV Tests or (B) the Aggregate Lease Payment Debt Service Coverage Ratio, the Aggregate NOI Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio of the Collateral Pool immediately prior to the Substitution Request, (iv) after the Substitution, the Geographical Diversification Requirements are met, (v) after the Substitution the Level of Care Diversity

Requirements are met, (vi) the Substitute Mortgaged Property is leased to the Master Tenant pursuant to the Operating Lease and Operator pursuant to the Sub-Lease and (vii) if the proposed Substitute Mortgaged Property contains Skilled Nursing Units, the Net Operating Income of the Substitute Mortgaged Property obtained from the Skilled Nursing Units is less than twenty percent (20%).  Notwithstanding the foregoing, if either the Substitution Coverage and LTV Tests, the Geographical Diversification Requirements or the Level of Care Diversity Requirements are not satisfied after the Substitution of a proposed Substitute Mortgaged Property, such Substitution may be permitted by Lender if the Substitution improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and result in improvement in one or more of the following areas: the then current Valuation of the Mortgaged Properties, the then current Aggregate NOI Debt Service Coverage Ratio, the then current Aggregate Lease Payment Debt Service Coverage Ratio or the then current Aggregate Loan to Value Ratio.

(iii)          Within thirty (30) Business Days after receipt of (A) the Substitution Request and (B) all reports, certificates and documents required by the Underwriting Requirements and this Agreement, including a zoning analysis required by Lender in connection with similar loans anticipated to be sold to Fannie Mae, Lender shall notify the applicable Borrower whether the Substitute Mortgaged Property meets the requirements of this Section 3.06(b) and the Underwriting Requirements and the other requirements for the Substitution of a Mortgaged Property as set forth in this Agreement.  Within five (5) Business Days after receipt of Lender’s written notice in response to the Substitution Request, Borrower shall notify Lender whether it elects to proceed with the Substitution.  If Borrower fails to respond within the period of five (5) Business Days, it shall be conclusively deemed to have elected not to proceed with the Substitution.

(c)           Closing.  If Lender determines that the Substitution Request satisfies the conditions set forth herein, Borrower timely elects to proceed with the substitution, and all conditions precedent contained in Section 3.05, Section 3.06,  Section 6.05, Section 6.06, Section 6.11 and all General Conditions contained in Section 6.01 are satisfied, the proposed Substitute Mortgaged Property shall be added in replacement of the Mortgaged Property being released, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender and occurring —

(i)            if the substitution of the proposed Substitute Mortgaged Property is to occur simultaneously with the release of the Release Mortgaged Property, within sixty (60) days after Lender’s receipt of the applicable Borrower’s election (or on such other date to which Borrower and Lender may agree); or

(ii)           if the substitution of the proposed Substitute Mortgaged Property is to occur subsequent to the release of the Release Mortgaged Property, within ninety (90) days after the release of such Release Mortgaged Property (provided such date may be extended an additional ninety (90) days if Borrower provides evidence satisfactory to Lender that Borrower has identified and is under contract to purchase or already owns a suitable proposed Substitute Mortgaged Property) (the “Property Delivery Deadline”).

Section 3.07.                                       Substitution Deposit.

(a)           The Deposit.   If a Substitution of the proposed Substitute Mortgaged Property is to occur subsequent to the release of the Release Mortgaged Property pursuant to Section 3.06(c)(ii), at the Closing Date of the release of the Release Mortgaged Property, Borrower shall deposit with Lender the “Substitution Deposit” described in Section 3.07(b) in the form of cash in a non-interest bearing account held by Lender or, in lieu of depositing cash for the Substitution Deposit, Borrower may post a Letter of Credit issued by a financial institution acceptable to Lender and having terms and conditions acceptable to Lender, having a face amount equal to the Substitution Deposit.

(b)           Substitution Deposit Amount. The “Substitution Deposit” for each proposed substitution shall be an amount equal to the sum of (i) the Release Price, plus (ii) any and all fee maintenance or prepayment premium for: (A) such Note or Notes designated by Borrower in accordance with the conditions set forth in Section 3.04(d) in connection with the application of Release Price, as the Notes Borrower elects to prepay if the substitution fails to take place or (B) if Borrower does not make such designation or such designation does not comply with the provisions of Section 3.04(d), Lender shall choose such Note in accordance with the provisions of Section 3.04(d) (the “Selected Note”), calculated as of the end of the month in which the Property Delivery Deadline occurs, as if the Selected Note were to be prepaid in such month, plus (iii) principal and interest due and owing on the portion of the Selected Note which is to be prepaid through the end of the month in which the Property Delivery Deadline occurs, plus (iv) reasonable costs, expenses and fees of Lender pertaining to the substitution (the “Substitution Cost Deposit”).  The amount of the Substitution Deposit shall be recalculated by Lender in the event the Property Delivery Deadline is extended pursuant to Section 3.06(c)(ii).  If a Substitution of the last remaining asset is taking place, the cash collateral or Letter of Credit must include, (A) any yield maintenance that would be due to the extent that the Fixed Facility Note must be prepaid to effect a release at that time and (B) any fee maintenance that would be due to the extent that the Variable Facility Note must be prepaid to effect a release at that time and (C) the full amount of principal and interest owing under all remaining Notes.  The Substitution Cost Deposit shall be used by Lender to cover all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including any out-of-pocket legal fees and expenses incurred by Fannie Mae and Lender in connection with such substitution whether such substitution actually closes.

(c)           Failure to Close Substitution.  If the substitution of the proposed Substitute Mortgaged Property does not occur by the Property Delivery Deadline in accordance with Section 3.06(c)(ii), then such Borrower shall have irrevocably waived its right to substitute such Release Mortgaged Property with the proposed Substitute Mortgaged Property, and the release of the Release Mortgaged Property shall be deemed a prepayment of the Note.  Subject to the terms of Section 3.06(c)(ii), the Property Delivery Deadline shall be no later than the date ninety (90) days after the date the Lender’s lien on such Release Mortgaged Property is released. Any MBS being prepaid shall be deemed to be prepaid as of the end of the month in which the Property Delivery Deadline falls and the Lender shall follow standard Fannie Mae procedures for the prepayment of the Note, including delivery of the Substitution Deposit (less the Substitution Cost

Deposit) to Fannie Mae in accordance with such procedures.  Any portion of the Substitution Deposit not needed to prepay the Note, all interest, and any prepayment fees (including any portion of the Substitution Cost Deposit not used by Lender to cover all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including any out-of-pocket legal fees and expenses incurred by Fannie Mae and Lender in connection with such Substitution) shall be promptly refunded to the applicable Borrower after the Property Delivery Deadline.

(d)           Substitution Deposit Disbursement.  At closing of the Substitution, the Lender shall disburse the Substitution Deposit (less any portion of the Substitution Cost Deposit used by Lender to cover all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including any out-of-pocket legal fees and expenses incurred by Fannie Mae and Lender in connection with such substitution) directly to the Borrower at such time as the conditions set forth in Sections 3.05, 3.06, 6.05, 6.06, 6.11 and all General Conditions contained in Section 6.01 have been satisfied, which must occur no later than the Property Delivery Deadline.

ARTICLE 4
RESERVED

ARTICLE 5
RESERVED

ARTICLE 6
CONDITIONS PRECEDENT TO ALL REQUESTS

Section 6.01.                                       Conditions Applicable to All Requests.

Borrower’s right to close the transaction requested in a Request shall be subject to Lender’s determination that all of the following general conditions precedent (“General Conditions”) have been satisfied, in addition to any other conditions precedent contained in this Agreement:

(a)           Geographical Diversification. The Mortgaged Properties in the Collateral Pool satisfy the Geographical Diversification Requirements.

(b)           Payment of Expenses.  The payment by Borrower of Lender’s and Fannie Mae’s reasonable third party out-of-pocket fees and expenses payable in accordance with this Agreement, including, but not limited to, the legal fees and expenses described in Section 10.03.

(c)           No Material Adverse Change.  There has been no material adverse change in the financial condition, business or prospects of Borrower or Key Principal in the physical condition, operating performance or value of any of the Mortgaged Properties (excluding any Mortgaged Property which is requested to be released) since the date of the most recent Compliance Certificate (or, with respect to the conditions precedent to the Term Loan, from the condition, business or prospects reflected in the financial statements, reports and other information obtained by Lender during its review of Borrower and Key Principal and the Initial Mortgaged Properties).

(d)           No Default.  Subject to Section 8.25 and the last paragraph of Section 11.01, there shall exist no Event of Default or Potential Event of Default in each case under Sections 11.01(b)-(k) or, in any material respect, under Sections 11.01(a), (l) or (m) (it being understood and agreed that any default comparable to the Events of Default listed in 11.01(b) - (k) in the other Loan Documents or Supplemental Loan Documents will be treated to be material) on the Closing Date for the Request and, after giving effect to the transaction requested in the Request, no Event of Default or Potential Event of Default shall have occurred.

(e)           No Insolvency. Receipt by Lender on the Closing Date for the Request of evidence satisfactory to Lender that neither Borrower nor Key Principal is insolvent (within the meaning of any applicable federal or state laws relating to bankruptcy or fraudulent transfers) or will be rendered insolvent by the transactions contemplated by the Loan Documents, or, after giving effect to such transactions, will be left with an unreasonably small capital with which to engage in its business or undertakings, or will have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature or will have intended to hinder, delay or defraud any existing or future creditor.

(f)            No Untrue Statements.  The Loan Documents shall not contain any untrue or misleading statement of a material fact and shall not fail to state a material fact necessary to make the information contained therein not misleading except in relation to a Mortgaged Property which is requested to be released.

(g)           Representations and Warranties.  All representations and warranties made by Borrower and Key Principal in the Loan Documents shall be true and correct in all material respects on the Closing Date for the Request with the same force and effect as if such representations and warranties had been made on and as of the Closing Date for the Request except in relation to a Mortgaged Property which is requested to be released.

(h)           No Condemnation or Casualty.  Except in connection with a Release Request or a Substitution Request, there shall not be pending or threatened any condemnation or other taking, whether direct or indirect, against the Mortgaged Property and there shall not have occurred any casualty to any improvements located on the Mortgaged Property, which casualty would have a Material Adverse Effect.

(i)            Delivery of Closing Documents.  The receipt by Lender of the following, each dated as of the Closing Date for the Request, in form and substance satisfactory to Lender in all respects:

(i)            The Loan Documents relating to such Request;

(ii)           A Compliance Certificate;

(iii)          An Organizational Certificate; and

(iv)          Such other documents, instruments, approvals (and, if requested by Lender, certified duplicates of executed copies thereof) and opinions as Lender may reasonably request.

(j)            Covenants.  Except to the extent that a covenant applies exclusively and specifically to a Mortgaged Property which is requested to be released, Borrower is in full compliance with each of the covenants contained in Article 8 and Article 9 of this Agreement, without giving effect to any notice and cure rights of Borrower.

Section 6.02.                                       Conditions Precedent to Term Loan.

The obligation of Lender to make the Term Loan is subject to the following conditions precedent:

(a)           Receipt by Lender of the Replacement Reserve Agreement and Completion/Repair Security Agreement;

(b)           Receipt by Lender of the Certificate of IDOT Guarantor and IDOT Guaranty;

(c)           Receipt by Lender of opinions of counsel to Borrower, counsel to Master Tenant and counsel to Operator in form and content satisfactory to Lender;

(d)           Receipt by Lender of the documents and instruments required by Sections 6.11;

(e)           Delivery to the Title Company with fully executed instructions directing the Title Company to file and/or record in all applicable jurisdictions, all applicable Loan Documents required by Lender to be filed or recorded, including duly executed and delivered original copies of the Variable Facility Note or Fixed Facility Note, as applicable, the Guaranty, the Initial Security Instruments covering the Initial Mortgaged Properties and UCC-1 Financing Statements covering the portion of the Collateral comprised of personal property, and other appropriate instruments, in form and substance satisfactory to Lender and in form proper for recordation, as may be necessary in the opinion of Lender to perfect the Liens created by the applicable Security Instruments and any other Loan Documents creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(f)            Receipt by Lender of the Initial Origination Fee pursuant to Section 10.01(a) and the Initial Due Diligence Fee pursuant to Section 10.02(a); and

(g)           Such other documents, instruments, approvals (and, if requested by Fannie Mae and Lender, certified duplicates of executed copies thereof) and opinions as Fannie Mae or Lender may reasonably request.

Section 6.03.                                       Reserved.

Section 6.04.                                       Reserved.

Section 6.05.                                       Conditions Precedent to Release of Property from the Collateral Pool.

The release of a Mortgaged Property from the Collateral Pool is subject to the satisfaction of the following conditions precedent on or before the Closing Date:

(a)           Receipt by Lender of the fully executed Release Request.

(b)           Immediately after giving effect to the requested release, the provisions of Section 3.04(e) are satisfied.

(c)           Receipt by Lender of the Release Price and all amounts owing under Section 3.04(c);

(d)           Receipt by Lender of the Release Fee;

(e)           Receipt  by Lender of all legal fees and expenses payable by Borrower in connection with a Release Request.

(f)            Receipt by Lender on the Closing Date of one (1) or more counterparts of each Release Document, dated as of the Closing Date, signed by each of the parties (other than Lender) who is a party to such Release Document;

(g)           If required in Lender’s judgment under state law in order to preserve and protect Lender’s rights, amendments to this Agreement, the Notes and the Security Instruments, reflecting the release of the Release Mortgaged Property from the Collateral Pool and, as to any Security Instrument or Note so amended or if Lender determines that such endorsement is necessary to maintain the priority of the Lien created in favor of Lender with respect to the Outstanding Indebtedness or to maintain the validity of any Title Insurance Policy, the receipt by Lender of an endorsement to each Title Insurance Policy insuring the Security Instruments, amending the effective date of each Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date, Permitted Liens and other exceptions approved by Lender;

(h)           If Lender determines the Release Mortgaged Property to be one (1) phase of a project, and one (1) or more other phases of the project are Mortgaged Properties which will remain in the Collateral Pool (“Remaining Mortgaged Properties”), Lender must determine that the Remaining Mortgaged Properties can be operated separately from the Release Mortgaged Property and any other phases of the project which are not Mortgaged Properties and whether any cross use agreements or easements are necessary.  In making this determination, Lender shall evaluate access, utilities, marketability, community services, ownership and operation of the

Release Properties and any other issues identified by Lender in connection with similar loans anticipated to be sold to Fannie Mae;

(i)            Receipt by Lender of endorsements to the tie-in endorsements of the Title Insurance Policies, if deemed necessary by Lender, to reflect the release;

(j)            Receipt by Lender on the Closing Date of a Confirmation of Obligations;

(k)           Receipt by Lender prior to the Closing Date of the amendment to the Operating Lease evidencing only the release of the Release Mortgaged Property from the terms of the Operating Lease and adjusting the rent payment under the Operating Lease pursuant to the terms of the Operating Lease.

Section 6.06.                                       Conditions Precedent to Substitutions.

The obligation of Lender to make a requested Substitution is subject to Lender’s determination that each of the following conditions precedent has been met:

(a)           Receipt by Lender of the fully executed Substitution Request;

(b)           Receipt by Lender of the Substitution Deposit to the extent necessary under Section 3.07;

(c)           Receipt by Lender of the Additional Collateral Due Diligence Fees and Substitution Fee;

(d)           Such Substitute Mortgaged Property shall comply with the provisions of Section 3.06(b) of this Agreement;

(e)           Delivery to the Title Company, with fully executed instructions directing the Title Company to file and/or record in all applicable jurisdictions, all applicable Loan Documents required by Lender to be filed or recorded, including duly executed and delivered original copies of the Security Instruments covering the Substitute Mortgaged Properties and UCC-1 Financing Statements covering the portion of the Substitute Mortgaged Property comprised of personal property, and other appropriate instruments, in form and substance satisfactory to Lender and in form proper for recordation, as may be necessary in the opinion of Lender to perfect the Lien created by the applicable additional Security Instrument, and any other relevant Loan Document creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(f)            Receipt by Lender of endorsements to the tie-in endorsements of the Title Insurance Policies, if deemed necessary by Lender, to reflect the substitution;

(g)           Receipt of all documents required for the addition of the Substitute Mortgaged Property pursuant to the Underwriting Requirements;

(h)           The Borrower is the owner of the proposed Substitute Mortgage Property;

(i)            Receipt by Lender on the Closing Date of a Confirmation of Obligations; and

(j)            If required by Lender, amendments to this Agreement, the Notes and the Security Instruments, reflecting the Substitution and, as to any Security Instrument or Note so amended or if Lender determines that such endorsement is necessary to maintain the priority of the Lien created in favor of Lender with respect to the Outstanding Indebtedness or to maintain the validity of any Title  Insurance Policy, the receipt by Lender of an endorsement to each Title Insurance Policy insuring the Security Instruments, amending the effective date of each Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date, Permitted Liens and other exceptions approved by Lender, together with any reinsurance agreements required by Lender.

(k)           Receipt by Lender prior to the Closing Date of the amendment to the Operating Lease evidencing only the following: (i) the release of the Release Mortgaged Property from the terms of the Operating Lease, (ii) the addition of the Substitute Mortgaged Property to the terms of the Operating Lease, and (iii) adjusting the rent payments under the Operating Lease pursuant to the terms of the Operating Lease.

Section 6.07.                                       Reserved.

Section 6.08.                                       Reserved.

Section 6.09.                                       Reserved.

Section 6.10.                                       Delivery of Opinion Relating to Substitution Request.

With respect to the closing of a Substitution Request, it shall be a condition precedent that Lender receives favorable opinions of counsel (including local counsel, Master Tenant’s counsel, Operators counsel, as applicable) to Borrower, as to the due organization and qualification of Borrower, the due authorization, execution, delivery and enforceability of each Loan Document executed in connection with the Request and such other matters as Lender may reasonably require, each dated as of the Closing Date for the Request, in form and substance satisfactory to Lender in all respects.

Section 6.11.                                       Delivery of Property-Related Documents.

With respect to each of the Initial Mortgaged Properties or a Substitute Mortgaged Property, it shall be a condition precedent that Lender receive from Borrower each of the documents and reports required by Lender pursuant to the Underwriting Requirements in connection with the addition of such Mortgaged Property to the Collateral Pool and, each of the following, each dated as of the applicable Closing Date for the Initial Mortgaged Property or a Substitute Mortgaged Property, as the case may be, in form and substance satisfactory to Lender in all respects:

(a)           A commitment for the Title Insurance Policy applicable to the Mortgaged Property and a pro forma Title Insurance Policy based on the title commitment in the amount of title insurance afforded by the Title Insurance Policy for each Mortgaged Property in the Collateral Pool equal to (i) if tie-in endorsements are available for all or a portion of the Mortgaged Properties, in an aggregate amount equal to the combined Allocable Loan Amounts for all of the Mortgaged Properties covered by the tie-in endorsements, not to exceed the amount of the amount of the Term Loan, or (ii) if tie-in endorsements are not available for any of the Mortgaged Properties, then with respect to such Mortgaged Properties not subject to the tie-in endorsement an amount equal to 150% of the Valuation of such Mortgaged properties not subject to the tie-in endorsement (or such lesser amount that is the maximum allowed by law or regulation);

(b)           the Insurance Policy (or a certified copy of the Insurance Policy) applicable to the Mortgaged Property;

(c)           The Survey applicable to the Mortgaged Property;

(d)           Evidence satisfactory to Lender of compliance of the Mortgaged Property with Applicable Laws;

(e)           A Replacement Reserve Agreement or an amendment thereto, providing for the establishment of a replacement reserve account, to be pledged to Lender, in which the owner shall (unless waived by Lender) periodically deposit amounts for replacements for improvements at the Mortgaged Property and as additional security for Borrower’s obligations under the Loan Documents;

(f)            A Completion/Repair and Security Agreement or an amendment thereto, together with required escrows, on the standard form required by Lender;

(g)           A Subordination Assignment and Security Agreement for each Mortgaged Property;

(h)           An Assignment of Leases and Rents, if Lender determines one to be necessary or desirable, provided that the provisions of any such assignment shall be substantively identical to those in the Security Instrument covering the Collateral, with such modifications as may be necessitated by applicable state or local law;

(i)            In relation to each Initial Mortgaged Property, a Security Instrument to effectuate the addition of such Initial Mortgaged Property to the Collateral Pool and in relation to each Substitute Mortgaged Property, a Security Instrument to effectuate the addition of such Substitute Mortgaged Property to the Collateral Pool and a Note relating to the Mortgaged Properties.  The amount secured by each Security Instrument shall be equal to the Term Loan;

(j)            A Certificate of Borrower;

(k)           Indemnification Agreement Regarding Taxes

(l)            Any and all Operating Leases, Sub-Leases or leases relating to a Mortgaged Property; and

(m)          Such other documents, instruments, approvals (and, if requested by Fannie Mae and Lender, certified duplicates of executed copies thereof) and opinions as Fannie Mae or Lender may reasonably request.

Section 6.12.                                       Letters of Credit.

(a)           Letter of Credit Requirements.  If Borrower provides Lender with a Letter of Credit pursuant to this Agreement, the Letter of Credit shall be in form and substance satisfactory to Lender and Lender shall be entitled to draw under such Letter of Credit solely upon presentation of a sight draft to the LOC Bank.  Any Letter of Credit shall be for a term of at least 110 days.  Any Letter of Credit shall be issued by a financial institution satisfactory to Lender and shall have its long-term debt obligations and its short-term debt obligations rated in accordance with the requirements of Fannie Mae then in effect.

(b)           Draws Under Letter of Credit.  Lender shall have the right to draw monies under the Letter of Credit:

(i)            upon the occurrence of (A) an Event of Default; or (B) a Potential Event of Default of which the Borrower has knowledge which has continued for two (2) Business Days;

(ii)           upon the failure to close a substitution pursuant to Section 3.07(c); or

(iii)          upon the downgrading of the ratings of the long-term or short-term debt obligations of the LOC Bank below the requirements of Fannie Mae then in effect.

(c)           Default Draws.  If Lender draws under the Letter of Credit pursuant to Section 6.12(b)(i) above, Lender shall have the right to use monies drawn under the Letter of Credit to prepay any Note.

(d)           Other Draws.  If Lender draws under the Letter of Credit pursuant to Section 6.12(b)(ii) or (iii) above, Lender shall have the right to use monies drawn under the Letter of Credit to prepay a Selected Note as such term is defined in Section 3.07(b).

(e)           Legal Opinion.  Prior to or simultaneous with the delivery of any new Letter of Credit (but not the extension of any existing Letter of Credit), such Borrower shall cause the LOC Bank’s counsel to deliver a legal opinion substantially in the form of Exhibit Q-1 or Exhibit Q-2, as applicable, and in any event satisfactory in form and substance to the Lender in the Lender’s discretion.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

Section 7.01.                                       Representations and Warranties of Borrower.

The representations and warranties of the Borrower are contained in the Certificate of Borrower.

For purposes of the Loan Documents, where Borrower purports to have knowledge and without limiting the scope of the meaning of Borrower’s having actual knowledge, Borrower will automatically and immediately be deemed to have actual knowledge:

(i) of written public disclosure; or

(ii) in the event that Key Principal or REIT Management Research LLC or its successors and assigns has actual knowledge.

Section 7.02.                                       Representations and Warranties of Lender.

Lender hereby represents and warrants to Borrower as follows as of the date hereof:

(a)           Due Organization.  Lender is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

(b)           Power and Authority.  Lender has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(c)           Due Authorization.  The execution and delivery by Lender of this Agreement, and the consummation by it of the transactions contemplated thereby, and the performance by it of its obligations thereunder, have been duly and validly authorized by all necessary action and proceedings by it or on its behalf.

ARTICLE 8
AFFIRMATIVE COVENANTS OF BORROWER

Borrower agrees and covenants with Lender that, at all times during the Term of this Agreement:

Section 8.01.                                       Compliance with Agreements.

(a)           Borrower shall comply with all the terms and conditions of each Loan Document to which it is a party or by which it is bound; provided, however, that Borrower’s failure to comply with such terms and conditions shall not be an Event of Default until the expiration of the applicable notice and cure periods, if any, specified in the applicable Loan Document.

(b)           Borrower shall comply with all the material terms and conditions of any building permits or any conditions, easements, rights-of-way or covenants of record, restrictions of record or any recorded or, to the extent Borrower has knowledge thereof, unrecorded agreement affecting or concerning any Mortgaged Property including planned development permits, condominium declarations, and reciprocal easement and regulatory agreements with any Governmental Authority; provided, however, that Borrower’s failure to comply with such terms and conditions shall not be an Event of Default until the expiration of the applicable notice and cure periods, if any, specified in the applicable document.

Section 8.02.                                       Maintenance of Existence.

(a)           Borrower shall maintain its existence and continue to be organized under the laws of the state of its organization. Borrower shall continue to be duly qualified to do business in each jurisdiction in which such qualification is necessary to the conduct of its business and where the failure to be so qualified would adversely affect the validity of, the enforceability of, or the ability to perform, its obligations under this Agreement or any other Loan Document.

(b)           During the Term of this Agreement, if Key Principal intends to qualify, and be taxed as, a real estate investment trust under Subchapter M of the Internal Revenue Code, Key Principal will not be engaged in any activities which would reasonably be anticipated to jeopardize such qualification and tax treatment.

Section 8.03.                                       Financial Statements; Accountants’ Reports; Other Information.

(a)           Borrower shall keep and maintain at all times at the address set forth in Section 15.08 of this Agreement, and upon Lender’s request shall make available at the Mortgaged Property, complete and accurate books of accounts and records (including copies of supporting bills and invoices) in sufficient detail to correctly reflect (i) all of Borrower’s and Key Principal’s financial transactions and assets, and (ii) the results of its operations, Borrower shall cause each Operator to keep and maintain at all times at the address set forth in Section 11 of the Subordination, Assignment and Security Agreement or at the Mortgaged Properties complete and accurate books of accounts and records (including copies of supporting bills and invoices) in sufficient detail to correctly reflect (x) all its financial transactions and assets, and (y) the results of the operation of each Mortgaged Property, and copies of all written contracts, Leases and other instruments which affect each Mortgaged Property (including all bills, invoices and contracts for electrical service, gas service, water and sewer service, waste management service, telephone service and management services).  The books, records, contracts, Leases and other instruments shall be subject to examination and inspection at any reasonable time by Lender.

(b)           In addition, Borrower (with respect to clauses (i), (ii), (iii), (ix) and (xi) set forth below) shall furnish, or cause to be furnished, to Lender:

(i)            Annual Financial Statements.  As soon as available, and in any event within ninety (90) days after the close of its fiscal year during the Term of this Agreement, the balance sheet showing all assets and liabilities of Borrower and Key Principal as of the end of such fiscal year, the statement of income, expenses, equity and retained earnings of Borrower’s operation and Key Principal’s operation for such fiscal year, and the statement of changes in financial position and cash flows of Borrower and Key Principal for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, prepared in accordance with GAAP consistently applied and accompanied by a certificate of Borrower’s and Key Principal’s independent certified public accountants to the effect that (a) such financial statements have been externally prepared by and reviewed by such accountants, (b) such financial statements fairly present the results of its operations and financial condition for the periods and dates indicated, with such certification to be free of exceptions and qualifications as to the scope of the audit as to the going concern nature of the business.  As soon as available, and in any event within ninety (90) days after the close of its fiscal year during the Term of this Agreement,  Key Principal’s Chief Financial Officer will provide to Lender, a letter as of January 1 of each year, to the effect that such officer has reviewed the records and systems of the Borrower and the Key Principal and that Borrower is in compliance with subsections (v), (vi) and (xvi) of the Single- Purpose requirements (as set forth in the definition of Single-Purpose herein) (the “Compliance Letter”).  If the Key Principal is no longer a publicly traded entity, such Compliance Letter will be provided by Borrower and Key Principal’s independent certified public accounting firm or any other nationally recognized accounting firm and such Compliance Letter will be based upon agreed upon procedures satisfactory to Lender.  All financial statements required by this subsection (i) with respect to Key Principal shall be audited, and all financial statements required by this subsection (i) with respect to Borrower may be unaudited;

(ii)           Quarterly Financial Statements.  As soon as available, and in any event within forty five (45) days after each of the first three fiscal quarters of each fiscal year during the Term of this Agreement, the unaudited balance sheet showing all assets and liabilities of Borrower as of the end of such fiscal quarter, the unaudited statement of income, expenses, equity and retained earnings of Borrower and the unaudited statement of changes in financial position and cash flows of Borrower for the portion of the fiscal year ended with the last day of such quarter, and if required by Lender, a statement of income and expenses of each Mortgaged Property for the prior month, all prepared in accordance with GAAP and in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, accompanied by a certificate of an authorized representative of Borrower reasonably acceptable to Lender stating that such financial statements have been prepared in accordance with GAAP, consistently applied, and fairly present the results of its operations and financial condition for the periods and dates indicated, subject to year end adjustments in accordance with GAAP;

(iii)          Quarterly Property Statements.  As soon as available, and in any event within forty five (45) days after each Calendar Quarter, a statement of income and expenses of each Mortgaged Property prepared in accordance with GAAP and accompanied by a certificate of an authorized representative of Borrower reasonably acceptable to Lender to the effect that each such statement of income and expenses fairly, accurately and completely presents, in all material respects, the operations of each such Mortgaged Property for the period indicated;

(iv)          Annual Property Statements.  On an annual basis within forty five (45) days after the close of its fiscal year, an annual statement of income and expenses of each Mortgaged Property accompanied by a certificate of an authorized representative of Borrower reasonably acceptable to Lender to the effect that each such statement of income and expenses fairly, accurately and completely presents, in all material respects, the operations of each such Mortgaged Property for the period indicated;

(v)           Intentionally Deleted;

(vi)          Updated Rent Rolls.  Within forty five (45) days after each Calendar Quarter, and at any other time upon Lender’s request, a current Rent Roll for each Mortgaged Property, showing the name of each tenant, and for each tenant, the space occupied, the lease expiration date, the rent payable for the current month, the date through which rent has been paid and any other information requested by Lender and accompanied by a certificate of an authorized representative of Borrower reasonably acceptable to Lender to the effect that each such Rent Roll fairly, accurately and completely presents the information required therein;

(vii)         Security Deposit Information.  Within forty five (45) days after each Calendar Quarter, and at any other time upon Lender’s request, a listing of all security deposits held in connection with any Lease of any part of any Mortgaged Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name and telephone number of the person to contact at such financial institution, along with any authority or release necessary for Lender to access information regarding such accounts;

(viii)        Accountants’ Reports; Other Reports.  Promptly upon receipt thereof: (i) copies of any reports or management letters submitted to Borrower by its independent certified public accountants in connection with the examination of its financial statements made by such accountants (except for reports otherwise provided pursuant to subsection (a) above); provided, however, that Borrower shall only be required to deliver such reports and management letters to the extent that they relate to Borrower or any Mortgaged Property; and (ii) all schedules, financial statements or other similar reports delivered by Borrower pursuant to the Loan Documents or requested by Lender with respect to Borrower’s business affairs or condition (financial or otherwise) or any of the Mortgaged Properties;

(ix)           Ownership Interests.  Within 120 days after the end of each fiscal year of Borrower, and at any other time upon Lender’s request, a statement that identifies all owners of any interest in Borrower and the interest held by each, if Borrower is a corporation, all officers and directors of Borrower, and if Borrower is a limited liability company, all managers who are not members;

(x)            Complaints.  By the 15th day of each month, copies of any complaint filed against Borrower or any Mortgaged Property management during the prior month alleging any violation of fair housing law, handicap access or the Americans with Disabilities Act and any final administrative or judicial dispositions of such complaints.

(xi)           Resident Care Agreements.  Upon the Lender’s request, copies of resident care agreements.

(xii)          Other Information.  Upon the Lender’s request, a property management report for each Mortgaged Property and any other information reasonably requested by Lender.

(xiii)         Regulatory or Licensing.  Within 10 Business Days after receipt thereof, copies of all material inspection reports, surveys, reviews, and certifications prepared by, for, or on behalf of any licensing or regulatory authority relating to any Mortgaged Property and any legal actions, orders, notices, or reports relating to any Mortgaged Property issued by the applicable regulatory or licensing authorities which in any instance would cause Borrower to be in noncompliance with any term or covenant in this Agreement.

For purposes of this paragraph an inspection report, survey, review or certification or related correspondence is material if:  (i) it contains 8 or more deficiencies or items which need to be corrected or (ii) if it relates to assisted living units, it requires a plan of correction or otherwise imposes or threatens to impose sanctions or penalties of any kind or (iii) if it relates to skilled nursing units, cites any  deficiency which has a  scope and severity of “F” or higher or otherwise imposes or threatens to impose sanctions or penalties of any kind.

(xiv)        Services and Operations.  Upon the request of Lender, copies of all reports relating to the services and operations of each Mortgaged Property, including, if applicable, Medicaid cost reports and records relating to account balances due to or from Medicaid or any private insurer.

(xv)         Intentionally Deleted.

(xvi)        Certification.  All certifications required to be delivered pursuant to this Agreement shall run directly to and be for the benefit of Lender and Fannie Mae.

(xvii)       Standards.  Each of the statements, schedules and reports required by this Agreement shall be certified to be complete and accurate, or in the case of financial statements, to fairly present the information presented, by an individual having authority to bind Borrower or Operator, as the case may be, and shall be in such form and contain such detail as Lender may reasonably require.

(xviii)      Books and Records.  If an Event of Default has occurred and is continuing, Borrower shall deliver to Lender upon written demand all books and records relating to its Mortgaged Property or its operation.

(xix)         Incident Reports.  By the 15th day of each month, copies of all incident reports submitted by or on behalf of Borrower during the prior month to any liability insurance carrier or any elderly affairs, regulatory or licensing authority.

(xx)          Annual Financial Statements of Operator.  Within 10 days of submission to Borrower by Master Tenant or Operator, the financial statements, reports, documents, communications and information delivered to Borrower by Master Tenant or

Operator pursuant to the Operating Lease as in effect on the date of this Agreement, to the extent not otherwise provided under this Agreement.

(xxi)         Annual Budgets.  Within sixty (60) days after the start of its fiscal year, an annual budget for each Mortgaged Property for such fiscal year, setting forth an estimate of all of the costs and expenses, including capital expenses, of maintaining and operating each Mortgaged Property.

(c)           Each of the statements, schedules and reports required by Section 8.03 shall be certified to be complete and accurate in all material respects by an individual having authority to bind Borrower, and shall be in such form and contain such detail as Lender may reasonably require.  After an Event of Default, Lender also may require that any statements, schedules or reports be audited at Borrower’s expense by independent certified public accountants acceptable to Lender.

(d)           After an Event of Default, Lender shall have the right to have Borrower’s books and records audited, at Borrower’s expense, by independent certified public accountants selected by Lender in order to obtain such statements, schedules and reports, and all related costs and expenses of Lender shall become immediately due and payable and shall become an additional part of the Indebtedness as provided in Section 12 of each Security Instrument.

(e)           (e)           If an Event of Default has occurred and is continuing, Borrower shall deliver to Lender upon written demand all books and records relating to the Mortgaged Property or its operation.

(f)            Borrower irrevocably authorizes Lender to obtain a credit report on Borrower at any time.

(g)           If an Event of Default has occurred and Lender has not previously required Borrower to furnish a quarterly statement of income and expense for the Mortgaged Property, Lender may require Borrower to furnish such a statement within forty-five (45) days after the end of each fiscal quarter of Borrower following such Event of Default.

Section 8.04.                                       Access to Records; Discussions With Officers and Accountants.

To the extent permitted by law and in addition to the applicable requirements of the Security Instruments, Borrower shall permit Lender and shall cause the Operator to permit Lender to:

(a)           inspect, make copies and abstracts of, and have reviewed or (after an Event of Default) audited, such of Borrower’s and/or the Operator’s books and records as may relate to the Obligations or any Mortgaged Property;

(b)           at any time discuss Borrower’s affairs, finances and accounts with Borrower’s Senior Management or property managers and (provided that an officer of Borrower or Key Principal has been given the opportunity by Lender to be a party to such discussion)

independent public accountants; after an Event of Default, discuss Borrower’s affairs, finances and account with Key Principal’s officers, partners and employees;

(c)           discuss the Mortgaged Properties’ conditions, operations or maintenance with the officers of the Operator of such Mortgaged Properties, the officers and employees of Borrower and/or the Key Principal; and

(d)           receive any other information that Lender reasonably deems necessary or relevant in connection with the Term Loan, any Loan Document or the Obligations from the officers and employees of such Borrower or third parties.

Notwithstanding the foregoing, prior to an Event of Default and so long as no Potential Event of Default has occurred and is continuing and in the absence of an emergency, all inspections shall be conducted at reasonable times during normal business hours upon reasonable notice to Borrower.

Section 8.05.                                       Certificate of Compliance.

Borrower shall deliver to Lender concurrently with the delivery of the financial statements and/or reports required by Section 8.03(a) and Section 8.03(b) a certificate signed by an authorized representative of Borrower reasonably acceptable to Lender (i) setting forth in reasonable detail the calculations required to establish whether Borrower and Key Principal were in compliance with the requirements of this Agreement on the date of such financial statements, and (ii) stating that, to the best knowledge of such individual following reasonable inquiry, no Event of Default or Potential Event of Default has occurred, or if an Event of Default or Potential Event of Default has occurred, specifying the nature thereof in reasonable detail and the action Borrower is taking or proposes to take.  Any certificate required by this Section shall run directly to and be for the benefit of Lender and Fannie Mae.

Section 8.06.                                       Maintain Licenses.

Borrower shall procure and maintain or cause the Operator to procure and maintain full force and effect all licenses, Permits, charters and registrations which are material to the conduct of its business and shall abide by and satisfy all terms and conditions of all such licenses, Permits, charters and registrations.

Section 8.07.                                       Inform Lender of Material Events.

Borrower shall promptly inform Lender in writing of any of the following (and shall deliver to Lender copies of any related written communications, complaints, orders, judgments and other documents relating to the following) of which Borrower has actual knowledge:

(a)           Defaults.  The occurrence of any Event of Default or any Potential Event of Default under this Agreement or any other Loan Document or any “Default” or “Event of Default” under the Operating Lease, Sub-Lease or any loan document in connection with a Supplemental Loan;

(b)           Regulatory Supervision or Penalty.  The commencement of any rulemaking or disciplinary proceeding or the promulgation of any proposed or final rule which would have, or may reasonably be expected to have, a Material Adverse Effect; the receipt of notice from any Governmental Authority having jurisdiction over Borrower or Operator that (A) Borrower or Operator is being placed under regulatory supervision, (B) any License, Permit, charter, membership or registration material to the conduct of Borrower’s or Operator’s business or the Mortgaged Properties is to be suspended or revoked or (C) Borrower or Operator is to cease and desist any practice, procedure or policy employed by Borrower or Operator in the conduct of its business, and such cessation would have, or may reasonably be expected to have, a Material Adverse Effect;

(c)           Bankruptcy Proceedings.  The commencement of any proceedings by or against Borrower, Operator or Key Principal under any applicable bankruptcy, reorganization, liquidation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, trustee or other similar official is sought to be appointed for any such party;

(d)           Environmental Claim.  The receipt from any Governmental Authority or other Person of any notice of violation, claim, demand, abatement, order or other order or direction (conditional or otherwise) for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, pollution, contamination or other adverse effects on the environment, removal, cleanup or remedial action or for fines, penalties or restrictions, resulting from or based upon (i) the existence or occurrence, or the alleged existence or occurrence, of a Hazardous Substance Activity on any Mortgaged Property in violation of any law or (ii) the violation, or alleged violation, of any Hazardous Materials Laws in connection with any Mortgaged Property or any of the other assets of Borrower;

(e)           Material Adverse Effects.  The occurrence of any act, omission, change or event (including the commencement or written threat of any proceedings by or against Borrower in any Federal, state or local court, or before any Governmental Authority, or before any arbitrator), that has, or would have, a Material Adverse Effect, subsequent to the date of the most recent audited financial statements of Borrower delivered to Lender pursuant to Section 8.03;

(f)            Accounting Changes.  Any material change in Borrower’s accounting policies or financial reporting practices;

(g)           Legal and Regulatory Status.  The occurrence of any material act, omission, change or event, including any Governmental Approval, the result of which is to change or alter in any way the legal or regulatory status of Borrower or Operator;

(h)           Change in Senior Management.  Any change in the identity of Senior Management; and

(i)            Legal Proceedings.  The commencement or written threat of, or amendment to, any proceedings by or against Borrower, Master Tenant or any Operator in any

Federal, state or local court or before any Governmental Authority, or before any arbitrator, which, if adversely determined, would have, or at the time of determination may reasonably be expected to have, a Material Adverse Effect.

Section 8.08.                                       Compliance with Applicable Law.

Borrower shall comply and shall cause the Operator to comply in all material respects with all Applicable Laws now or hereafter affecting any Mortgaged Property or any part of any Mortgaged Property or requiring any alterations, repairs or improvements to any Mortgaged Property.  Borrower shall procure and continuously maintain or shall cause the Operator to procure and maintain in full force and effect, and shall abide by and satisfy or shall cause the Operator to abide by and satisfy all material terms and conditions of all Permits and shall comply with all written notices from Governmental Authorities.  Borrower shall comply and shall cause the Operator to comply in all material respects with all requirements of insurance companies or similar organizations which have provided insurance with respect to Borrower or any Mortgaged Property, affecting the operation or use of any Mortgaged Property or the consummation of the transactions to be effected by this Agreement or any of the other Loan Documents.

Section 8.09.                                       Alterations to the Mortgaged Properties.

Borrower shall have the right to undertake, or permit to be undertaken, any alteration, improvement, demolition, removal or construction (collectively, “Alterations”) to the Mortgaged Properties without the prior consent of Lender; provided, however, that in any case, no such Alteration shall be made to any Mortgaged Property without the prior written consent of Lender if (i) such Alteration when completed could reasonably be expected to adversely affect the value of such Mortgaged Property or its operation as a Senior Housing Facility in substantially the same manner in which it is being operated on the date such property became Collateral, (ii) the construction of such Alteration could reasonably be expected to result in interference to the occupancy of tenants of such Mortgaged Property such that tenants in occupancy with respect to five percent (5%) or more of the Leases would be permitted to terminate their Leases or to abate the payment of all or any portion of their rent, or (iii) such Alteration will be completed in more than twelve (12) months from the date of commencement or in the last year of the Term of this Agreement.  Lender acknowledges that Borrower may request consent to perform an Expansion (as defined in the Expansion Security Agreement) to the Mortgaged Property known as Heartsfield at Easton, pursuant to the terms of the Expansion Security Agreement.  In the event such request is made and such consent is granted, Borrower agrees to execute and deliver the Expansion Security Agreement and to cause Key Principal to execute and deliver the Expansion Guaranty.  Notwithstanding the foregoing, Borrower must obtain Lender’s prior written consent to construct Alterations with respect to the Mortgaged Property costing in excess of, with respect to any Mortgaged Property, the number of units in such Mortgaged Property multiplied by $3,000, but in any event, costs in excess of $500,000 within a Calendar Year  and Borrower must give prior written notice to Lender of its intent to construct Alterations with respect to such Mortgaged Property costing in excess of $250,000. For purposes of this Section 8.09, the defined term Alterations is not intended to include any (i) routine maintenance, routine repairs or routine capital expenditures or (ii) repairs or capital expenditures specified in the Completion Repair and Security Agreement or Replacement Reserve Agreement.

Section 8.10.                                       Loan Document Taxes.

If any tax, assessment or Imposition (other than a franchise tax or excise tax imposed on or measured by, the net income or capital (including branch profits tax) of Lender (or any transferee or assignee thereof, including a participation holder)) (“Loan Document Taxes”) is levied, assessed or charged by the United States, or any State in the United States, or any political subdivision or taxing authority thereof or therein upon any of the Loan Documents or the obligations secured thereby, the interest of Lender in the Mortgaged Properties, or Lender by reason of or as holder of the Loan Documents, Borrower shall pay all such Loan Document Taxes to, for, or on account of Lender (or provide funds to Lender for such payment, as the case may be) within 30 days after written notice thereof by Lender and shall promptly furnish proof of such payment to Lender, as applicable.  In the event of passage of any law or regulation permitting, authorizing or requiring such Loan Document Taxes to be levied, assessed or charged, which law or regulation in the opinion of counsel to Lender may prohibit Borrower from paying the Loan Document Taxes to or for Lender, Borrower shall enter into such further instruments as may be permitted by law to obligate Borrower to pay such Loan Document Taxes.

Section 8.11.                                       Further Assurances.

Borrower, at the request of Lender, shall execute and deliver and, if necessary, file or record such statements, documents, agreements, UCC financing and continuation statements and such other instruments and take such further action as Lender from time to time may reasonably request as reasonably necessary, desirable or proper to carry out more effectively the purposes of this Agreement or any of the other Loan Documents or to subject the Collateral to the lien and security interests of the Loan Documents or to evidence, perfect or otherwise implement, to assure the lien and security interests intended by the terms of the Loan Documents or in order to exercise or enforce its rights under the Loan Documents.  If Lender believes that an “all-asset” collateral description, as contemplated by Section 9-504(2) of the UCC, is appropriate as to any Collateral under any Loan Document, the Lender is irrevocably authorized to use such a collateral description, whether in one or more separate filings or as part of the collateral description in a filing that particularly describes the collateral.

Section 8.12.                                       Transfer of Ownership Interests in Borrower.

(a)           Prohibition on Transfers.  Subject to paragraph (b) of this Section, no Targeted Entity shall cause or permit a Transfer or a Change of Control.

(b)           Permitted Transfers.  Notwithstanding the provisions of paragraph (a) of this Section, or any other provisions of this Agreement or any other Loan Document to the contrary, the following Transfers by a Targeted Entity, (upon thirty (30) days’ prior written notice to Lender, in the case of subclauses (iv) and (v) below and in the case of subclause (iii) within thirty (30) days of such event), are permitted without the consent of Lender:

(i)            A Transfer of any direct or indirect Ownership Interest in Key Principal; provided, however, that no Change of Control occurs as the result of such Transfer.

(ii)           The issuance by Key Principal of additional membership interests or stock (including by creation of a new class or series of interests or stock and all varieties of convertible debt, equity and other similar securities), as the case may be, and the subsequent direct or indirect Transfer of such interests or stock; provided, however, that no Change of Control occurs as the result of such Transfer.

(iii)          Any amendment, modification or any other change in the governing instrument or instruments of Key Principal; provided, however, that no Change of Control  or material change in the decision making process occurs as the result of such Transfer.

(iv)          A merger with or acquisition of another entity by Key Principal, provided that (1) such merger is not with or acquisition is not of Five Star Quality Care, Inc. or any subsidiaries of Five Star Quality Care, Inc., (2) no Change in Control occurs and (3) such merger or acquisition does not result in an Event of Default, as such terms are defined in this Agreement.

(v)           A Transfer of 100% of the Ownership Interests in the Borrower to a Single Purpose entity that is wholly owned by  the Key Principal.

Section 8.13.                                       Transfer of Ownership of Mortgaged Property.

(a)           Prohibition on Transfers.  Subject to paragraph (b) of this Section, Borrower shall not cause or permit a Transfer of all or any part of a Mortgaged Property or interest in any Mortgaged Property.

(b)           Permitted Transfers.  Notwithstanding provision (a) of this Section or any other provisions of this Agreement or any other Loan Document to the contrary, the following Transfers of a Mortgaged Property by Borrower are permitted without the consent of Lender:

(i)            The grant of a leasehold interest in individual dwelling units or commercial spaces in accordance with the Security Instrument.

(ii)           A sale or other disposition of obsolete or worn out personal property which is contemporaneously replaced by comparable personal property of equal or greater value which is free and clear of liens, encumbrances and security interests other than those created by the Loan Documents or Permitted Liens.

(iii)          The creation of a mechanic’s or materialmen’s lien or judgment lien against a Mortgaged Property which is released of record, bonded or otherwise remedied to Lender’s satisfaction within thirty (30) days of the date of creation.

(iv)          The grant of an easement if, prior to the granting of the easement, Borrower causes to be submitted to Lender all information required by Lender to evaluate the easement, and if Lender consents to such easement based upon Lender’s determination that the easement will not materially adversely affect the operation of the Mortgaged Property or Lender’s interest in the Mortgaged Property and Borrower pays to Lender, on demand, all reasonable third party out-of-pocket costs and expenses incurred by Lender in connection with reviewing Borrower’s request.  Lender shall not unreasonably withhold its consent to or withhold its agreement to subordinate the lien of a Security Instrument to (1) the grant of a utility easement serving a Mortgaged Property to a publicly operated utility, or (2) the grant of an easement related to expansion or widening of roadways, driveways or parking areas, provided that any such easement is in form and substance reasonably acceptable to Lender and does not materially and adversely affect the access, use or marketability of a Mortgaged Property.

(v)           The execution of the Operating Lease and any Sub-Lease, and of any replacement Operating Lease and any replacement Sub-Lease entered into in accordance with Section 8.19.

(vi)          Any commercial sub-lease of a Mortgaged Property permitted by Section 4 of any Subordination, Assignment and Security Agreement.

(c)           Assumption of Collateral Pool.  Notwithstanding paragraph (a) of this Section, a Transfer of the entire Collateral Pool may be permitted with the prior written consent of Lender if each of the following requirements is satisfied:

(i)            the transferee (“New Collateral Pool Borrower”) is a Single-Purpose entity, is not directly or indirectly owned by and is not a Prohibited Person and executes an assumption agreement that is acceptable to Lender pursuant to which such New Collateral Pool Borrower assumes all obligations of Borrower under all the applicable Loan Documents and Supplemental Loan Documents;

(ii)           the applicable Loan Documents and Supplemental Loan Documents shall be amended and restated as deemed necessary or appropriate by Lender to meet the then-applicable requirements of Fannie Mae; provided, however, any waivers granted in connection with the Term Loan or Supplemental Loan will not be reinstated unless specifically approved by Lender and Fannie Mae;

(iii)          after giving effect to the assumption, the requirements of Section 6.05 and the General Conditions contained in Section 6.01 shall be satisfied;

(iv)          New Collateral Pool Borrower shall make such deposits to the reserves or escrow funds established under the Loan Documents and Supplemental Loan Documents, including replacement reserves, completion/repair reserves, and all other required escrow and reserve funds at such times and in such amounts as determined by Lender at the time of the assumption;

(v)           New Collateral Pool Borrower shall propose a guarantor acceptable to Lender, which guarantor is not directly or indirectly owned by and is not a Prohibited Person executes and delivers a guaranty acceptable to Lender provided that the guaranty is guaranteeing a non-recourse loan with comparable exceptions to non-recourse as set forth in Section 14.01;

(vi)          Lender shall be the servicer of the loan; and

(vii)         the requirements of Section 8.14 are satisfied.

Section 8.14.                                       Consent to Prohibited Transfers.

(a)           Consent to Prohibited Transfers.  Lender may, in its sole and absolute discretion, consent to a Transfer that would otherwise violate Sections 8.12 and 8.13 if, prior to the Transfer, Borrower has satisfied or caused to be satisfied each of the following requirements:

(i)            the submission to Lender of all information required by Lender to make the determination required by this Section;

(ii)           the absence of any Event of Default;

(iii)          the transferee and any guarantor is not directly or indirectly owned by and is not a Prohibited Person and meets all of the eligibility, credit, management and other standards (including any standards with respect to previous relationships between Lender and the transferee and the organization of the transferee) customarily applied by Lender at the time of the proposed Transfer to the approval of borrowers or guarantors, as the case may be, in connection with the origination or purchase of similar mortgages, deeds of trust or deeds to secure debt on Seniors Housing Facilities;

(iv)          in the case of a Transfer of direct or indirect ownership interests in Borrower, if transferor or any other person has obligations under any Loan Documents, the execution by the transferee or one (1) or more individuals or entities acceptable to Lender and/or Fannie Mae of an assumption agreement, guaranty or any other required loan documents, as applicable, that is acceptable to Lender and that, among other things, requires the transferee to perform all obligations of transferor or such person set forth in such Loan Document, and may require that the transferee comply with any provisions of this Agreement or any other Loan Document which previously may have been waived by  Lender;

(v)           Lender’s receipt of all of the following:

(A)                              a transfer fee equal to one percent (1%) of the unpaid Outstanding principal balance of the Term Loan.

(B)                                In addition, Borrower shall be required to reimburse Lender for all of Lender’s reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred in reviewing the Transfer request.

(vi)          The Transfer will not result in a significant modification under Section 1001 of the Internal Revenue Code of any Fixed Loan or any Variable Loan that has been securitized in a mortgage-backed security.

Section 8.15.                                       Date-Down Endorsements.

Before the release or substitution of a Mortgaged Property and at any time and from time to time that Lender has reason to believe that an additional lien may encumber a Mortgaged Property, Lender may obtain an endorsement to each Title Insurance Policy containing a revolving credit endorsement, amending the effective date of each such Title Insurance Policy to the date of the title search performed in connection with the endorsement. Borrower shall pay for the cost and expenses incurred by Lender to the Title Company in obtaining such endorsement, provided that, for each Title Insurance Policy, it shall not be liable to pay for more than one (1) such endorsement in any consecutive twelve (12) month period.

Section 8.16.                                       Ownership of Mortgaged Properties.

Borrower or an IDOT Guarantor shall be the sole owner of each of the Mortgaged Properties free and clear of any Liens other than Permitted Liens.

Section 8.17.                                       Compliance with Net Worth Test.

Until the date upon which all of the conditions set forth in Section 8.25 are satisfied, Key Principal shall at all times maintain its Net Worth so that it is not less than $515,000,000.

Section 8.18.                                       Compliance with Liquidity Test.

Until the date upon which all of the conditions set forth in Section 8.25 are satisfied, Key Principal shall at all times ensure that the sum of (i) cash and Cash Equivalents maintained by it and (ii) the amount available to be drawn by it under its lines of credit (including, without limitation, under the Amended and Restated Credit Agreement dated as of July 29, 2005, as amended, with certain lenders and Wachovia Bank, National Association, as administrative Agent) is not less than $21,000,000.

Section 8.19.                                       Master Tenant and Operator.

The Borrower shall not remove or permit or suffer the removal of the Master Tenant or the Operator without the prior written consent of the Lender and unless and until Lender has approved in writing a replacement Master Tenant or Operator as the case may be.  If any Master Tenant and/or Operator is removed by Lender pursuant to the terms and conditions of the Loan Documents, Borrower agrees to use commercially reasonable efforts to enter into a new lease with a new Master Tenant and establish a new Operator on or prior to the effective date of termination unless otherwise directed by Lender.  Any new Master Tenant or Operator must be approved in writing by Lender.  Any operating lease or other similar agreement between the Borrower and a new Master Tenant and any Sub-Lease or management agreement with any new Operator must be approved in writing by Lender and the Borrower, new Master Tenant and each new Operator must execute and deliver to Lender a Subordination, Assignment and Security Agreement.  The Borrower shall cause the Master Tenant and Operator to notify Lender in writing of any name change or any change in its place of incorporation.  The Borrower agrees that the Lender shall have the right to remove the Master Tenant and the Operator at any time: (i) upon the occurrence of an Event of Default under (and as defined in) the Operating Lease or Sub-Lease and (ii) upon the occurrence of an “Event of Default” under (and as defined in) any Subordination, Assignment and Security Agreement.

Section 8.20.                                       Borrower and Any Operating Lease.

Except in connection with a transaction permitted under Sections 8.12, 8.13, 8.14 or 8.19, Borrower shall not assign its rights under the Operating Lease and shall cause Master Tenant and Operator to not assign either of their rights under the Operating Lease or Sub-Lease, without the prior written consent of Lender.  Within five days of Borrower’s receipt, Borrower shall give Lender written notice of any notice or information that Borrower receives which indicates that either Borrower, Master Tenant or Operator is in default under the terms of any Operating Lease or Sub-Lease, Operator is terminating the Sub-Lease, Master Tenant is terminating the Operating Lease or that Operator is otherwise discontinuing its operation and management of the Mortgaged Property.

Section 8.21.                                       Enforcement of Leases.

Borrower will comply with and shall (a) enforce the obligations of the Master Tenant under the Operating Lease, (b) cause the Master Tenant to perform its obligations under the Sub-Lease as sub-landlord and (c) cause the Operator to perform its obligations under the Sub-Lease.  Borrower shall not and shall cause Master Tenant or Operator, as the case may be, not to make any material amendments or modifications to the Operating Lease or any Sub-Lease, terminate the Operating Lease or any Sub-Lease (except as provided in Section 8.19), or waive a default thereunder, without the prior written consent of the Lender.  Material amendments or modifications include, without limitation, amendments or modifications that (i) reduce or change the rent or other payments required to be made by the Master Tenant or Operator, (ii) reduce or change the term, (iii) release any security for the obligations of the Master Tenant or Operator, (iv) change any provisions of the Operating Lease or Sub-Lease relating to facility mortgages and the rights of mortgagees, (v) grant options to purchase or (vi) adversely impact the rights or interests of Lender or Fannie Mae.

Section 8.22.                                       Single Purpose Entity.

Borrower and the sole member of Borrower shall maintain itself as a Single Purpose entity.  Borrower shall cause Master Tenant and each Operator (to which Licenses are transferred pursuant to Section 8.25 hereof) to maintain itself as a Single Purpose entity.

Section 8.23.                                       ERISA.

Borrower shall at all times remain in compliance in all material respects with all applicable provisions of ERISA, if any, and shall not incur any liability to the PBGC on a Plan under Title IV of ERISA.  Neither the Borrower, nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.  The assets of the Borrower do not constitute plan assets within the meaning of Department of Labor Regulation §2510.3-101 of any employee benefit plan subject to Title I of ERISA.

Section 8.24.                                       Consents or Approvals.

Borrower shall obtain any required consent or approval of any creditor of Borrower, any Governmental Authority or any other Person to perform its obligations under this Agreement and any other Loan Documents.

Section 8.25.                                       Transfer of Licenses by Operator.

Within one (1) year of the Initial Closing Date, Borrower shall cause each existing Operator for each Mortgaged Property, to transfer its Licenses and all Licenses relating to the operation of the Mortgaged Property or cause such Licenses to be issued or re-issued to a separate Single-Purpose entity wholly owned by Five Star Quality Care Inc. for each such Mortgaged Property.  The Organizational Documents of each Single Purpose entity shall be in form and substance satisfactory to Lender.  Such Single-Purpose entity will (i) become a tenant under the Sub-Lease for such Mortgaged Property by assuming all obligations of the existing Operator with respect to such Mortgage Property, (ii) become an Operator under this Agreement, (iii) become a party to the applicable Subordination, Assignment and Security Agreement by assuming all of the obligations of the existing Operator with respect to such Mortgaged Property, (iv) hold in its name all Licenses pertaining to the operation of the Mortgaged Property operated by such entity which are required to be held in such entity’s name under Applicable Law and (v) cooperate with Lender in effectuating these transactions including by delivery of  customary corporate legal opinions satisfactory to Lender and by cooperating in the perfection of the collateral, including an “all-asset” collateral description in a UCC filing, as contemplated by Section 9-504(2) of the UCC, as is appropriate as to any Collateral under any Subordination Assignment and Security Agreement.  The Lender is irrevocably authorized to use such a collateral description, whether in one or more separate filings or as part of the collateral description in a filing that particularly describes the collateral.

If Borrower fails to comply with the provisions of this Section 8.25, Borrower may release the specific Mortgaged Properties that are not operated by a Single Purpose entity in compliance with the requirements of this Section 8.25, so long as the release of the specific Mortgaged Property satisfies the requirements of Sections 3.04 and 6.05.  Borrower’s failure to release such Mortgaged Property pursuant to the requirements of Sections 3.04 and 6.05 within 30 days of the breach of this Section 8.25, will constitute an Event of Default under this Agreement.

Section 8.26.                                       Indemnification.

The Borrower hereby releases Lender and Fannie Mae and their respective officers, directors, members, shareholders, officials, agents, independent contractors and employees from, and covenants and agrees to indemnify, hold harmless and defend Lender and Fannie Mae and their respective officers, members, directors, shareholders, officials, agents, independent contractors and employees and each of them (each an “indemnified party”) from and against (a) any and all claims, joint or several, by or on behalf of any person arising from any cause whatsoever in connection with (i) a Master Tenant/Operator Bankruptcy Event prior to the transfer contemplated in Section 8.25, or (ii) the transferring of any Licenses (or failure to transfer) to a Single-Purpose entity wholly owned by Five Star Quality Care as set forth in Section 8.25 or (iii) the multi-purpose nature of each existing Operator prior to the transfer contemplated in Section 8.25.  Borrower shall pay all reasonable costs, counsel fees, expenses or liabilities incurred in connection with any such claim or proceeding referred to in clauses (i) through (iii) above.

In the event that any action or proceeding is brought against any indemnified party with respect to which indemnity may be sought under this Section, the Borrower, upon written notice from the indemnified party, will assume the investigation and defense thereof, including the employment of counsel selected by the Borrower, but acceptable to the indemnified party, and must assume the payment of all expenses related thereto, with full power to litigate, compromise or settle the same in its sole discretion, provided that such indemnified party has the right to review and approve or disapprove any such compromise or settlement.

Each indemnified party has the right, if such indemnified party concludes in good faith that a conflict of interest exists, to employ separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and the Borrower must pay the reasonable fees and expenses of such separate counsel.

In the event that an indemnified party does not conclude that a conflict of interest exists and yet such party prefers to employ separate counsel in such action or proceeding, it may do so at its own cost and expense.  If such separate counsel is employed as described above, the Borrower and any such indemnified party agree to cooperate as may reasonably be required in order to ensure the proper and adequate defense of any such action, suit or proceeding, including, but not limited to, making available to each other, and their counsel and accountants, all books and records relating to such action, suit or proceeding.  If any such counsel reasonably determines that the rendering of such assistance will adversely affect the defense or interests of its client, such counsel is not required to comply with the terms of the immediately preceding sentence.

Notwithstanding any transfer of the Mortgaged Properties to another owner, the Borrower will remain obligated to indemnify each indemnified party pursuant to this Section with respect to acts occurring prior to the date of transfer of legal title to the Mortgaged Properties (irrespective of when a claim is actually made).  All amounts due under this Section 8.26 are payable within 30 days after delivery of written notice from Lender to the Borrower unless judicial order requires that any such payments must be made on an earlier date in which case payment is made by such date on written demand therefor.

Section 8.27.                                       Operator Rent Security Deposits.

Borrower shall deposit any and all cash security deposits paid by Master Tenant in accordance with the Operating Lease or the Operator in accordance with the Sub-Lease into an account designated by Lender.

Section 8.28.                                       Operator Guaranty.

Borrower shall remit and shall cause Operator and/or Master Tenant, as applicable, to remit any and all payments made under the Operator Guaranty to Lender.  Borrower, Master Tenant and Operator will cause each Operator Guaranty to remain in full force and effect until the Term Loan under this Agreement is paid in full.  Borrower will not suffer or permit a material non-payment default under the Operator Guaranty.

Section 8.29.                                       Post-Closing Obligations.

Borrower shall use commercially reasonable efforts to deliver to Lender, at Borrower’s sole cost and expense, no later than sixty (60) days from the Initial Closing Date (“Estoppel Delivery Date”) the estoppel certificates as described below in the form previously agreed upon with Lender.  If Borrower uses commercially reasonable efforts but is unable to deliver the estoppels within the sixty day period, the obligation to do so will terminate.  Borrower shall pay, or reimburse Lender for, all reasonable out-of-pocket third party legal fees and expenses incurred by Lender and by Fannie Mae in respect of the review and/or negotiation of such estoppel certificates.

a.             In connection with the Coral Oaks, Coral Springs, Florida property:  An  Estoppel Certificate, in the form approved by Fannie Mae, that addresses the issues, restrictions, assessments, liens and obligations granted within that certain Declaration of Easements, Covenants and Restrictions recorded November 6, 1986, in Book  6355, page 1101.

b.             In connection with the Woodlands, Montgomery County, Texas property, an  Estoppel Certificate from adjoining property owners, in the form approved by Fannie Mae, that addresses the issues, shared maintenance costs, liens and other obligations granted within that certain Lake Maintenance Agreement as Document No. 9649482:

c.             In connection with the Meadowmere-Northshore Mequon, Ozaukee County, Wisconsin property, an  Estoppel Certificate in the form approved by Fannie Mae, that addresses the issues, shared maintenance costs, liens and other obligations granted within that certain Meadowmere-Northshore, Mequon, Wisconsin Maintenance Agreement, dated June 26, 1996, and recorded in Book 987, page 318.

ARTICLE 9
NEGATIVE COVENANTS OF BORROWER

Borrower agrees and covenants with Lender that, at all times during the Term of this Agreement:

Section 9.01.                                       Other Activities.

(a)           No Targeted Entity (other than Key Principal) shall amend its Organizational Documents in any material respect, including without limitation the allocation of decision-making rights among the members and partners, without the prior written consent of Lender;

(b)           No Targeted Entity shall dissolve or liquidate in whole or in part;

(c)           Borrower shall not use, or permit to be used, any Mortgaged Property for any uses or purposes other than as a Seniors Housing Facility and ancillary uses consistent with Seniors Housing Facilities.

Section 9.02.                                       Liens.

Borrower shall not create, incur, assume or suffer to exist any Lien on Borrower’s interest in any Mortgaged Property or any part of any Mortgaged Property, except the Permitted Liens.

Section 9.03.                                       Indebtedness.

Borrower shall not incur or be obligated at any time with respect to any Indebtedness (other than the Term Loan).  Neither Borrower nor any owner of Borrower shall incur any “indebtedness,” or issue any equity secured by a pledge of the membership interests in Borrower or any owner of Borrower (i.e., “mezzanine debt”) or by a pledge of the cash flow of Borrower or issue any preferred equity.

Section 9.04.                                       Principal Place of Business.

Borrower shall not change its principal place of business, state of formation, legal name or the location of its books and records, each as set forth in the Certificate of Borrower, without first giving thirty (30) days’ prior written notice to Lender.

Section 9.05.                                       Condominiums.

Borrower shall not submit any Mortgaged Property to a condominium regime during the Term of this Agreement.

Section 9.06.                                       Restrictions on Distributions.

Borrower shall not make any distributions of any nature or kind whatsoever to the owners of its Ownership Interests as such if, at the time of such distribution, a Potential Event of Default or an Event of Default has occurred and remains uncured, provided, however, this provision shall not be construed so as to prevent Borrower, only to the extent that Key Principal does not have sufficient cash available from any other source and proof of same is remitted to Lender, from making such distributions from its Net Operating Income (after giving effect to the payment of all amounts due and owing to Lender) as are necessary to permit Key Principal to make distributions required to maintain Key Principal’s taxation as a “real estate investment trust” under the Internal Revenue Code.

Section 9.07.                                       Confidentiality of Certain Information.

Borrower shall not disclose any terms, conditions, underwriting requirements or underwriting procedures of this Agreement or any of the Loan Documents; provided, however, that such confidential information may be disclosed (A) as required by law or pursuant to generally accepted accounting procedures, (B) to officers, directors, employees, agents, partners, attorneys, accountants, engineers and other consultants of Borrower who need to know such information, provided such Persons are instructed to treat such information confidentially, (C) to any regulatory authority having jurisdiction over Borrower, (D) in connection with any filings with the Securities and Exchange Commission or other Governmental Authorities, or (E) to any other Person to which such delivery or disclosure may be necessary or appropriate (1) in compliance with any law, rule, regulation or order applicable to Borrower, or (2) in response to any subpoena or other legal process or information investigative demand.

Section 9.08.                                       Changes to Licenses, Permits.

Borrower shall not and shall cause the Operator not to, without the prior written consent of the Lender, amend, modify or otherwise change the Licenses or Permits to add Skilled Nursing Units at any Mortgaged Property.  Borrower will comply with the Level of Care Diversity Requirements.  Notwithstanding the foregoing, Lender may agree with Borrower to amend the Licenses and Permits to add Skilled Nursing Units at a Mortgaged Property or to modify the Level of Care Diversity Requirement, if the addition of Skilled Nursing Units or the change in acuity level improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements, are consistent with market demand and result in increased Net Operating Income or increased value of the Mortgaged Property.

Section 9.09.                                       Medicare/ Medicaid.

Borrower further covenants and agrees that it shall not permit more than 20% of its effective gross income from the Mortgaged Property to be derived from units relying on Medicaid payments.  If more than 20% of effective gross income from the Mortgaged Property becomes derived from units relying on Medicaid payments, the Borrower shall diligently and expeditiously take all reasonable steps necessary to bring the Mortgaged Property into compliance with the preceding sentence to the extent permissible by applicable law or regulation.

Section 9.10.                                       No Change in Minimum Rent.

The allocation of Minimum Rent among the Mortgaged Properties as set forth in Schedule 1 hereto (as such Minimum Rent may be adjusted as provided in Section 3.1.1(c) of the Operating Lease) shall not be changed, modified and/or supplemented without the prior written consent of Lender.

Section 9.11.                                       Accounts.

Borrower and IDOT Guarantors agree not to (i) permit their own funds to be deposited into any account in which any Person has a security interest, pledge or lien; and (ii) allow or suffer any Operator from depositing its own funds generated from or relating to any Mortgaged Property into any account in which any Person has a security interest, pledge or lien.

ARTICLE 10
FEES

Section 10.01.                                Origination Fees.

Origination Fee.  Borrower shall pay to Lender on or before the Initial Closing Date an origination fee (“Initial Origination Fee”) equal to $2,564,670, 50 basis points (.50%) multiplied by the Term Loan and a Review Fee equal to $512,934, 10 basis points (.10%) multiplied by the Term Loan.

Section 10.02.                                Due Diligence Fees.

(a)           Initial Due Diligence Fees.  Borrower has paid to Lender non-refundable due diligence fees (“Initial Due Diligence Fees”) with respect to each Initial Mortgaged Property.  All Initial Due Diligence Fees, third party costs and out-of-pocket fees and expenses incurred by Lender and Fannie Mae shall be paid by Borrower on the Initial Closing Date (or, if the proposed Initial Mortgaged Properties do not become part of the Collateral Pool, on demand).  Any portion of the Initial Due Diligence Fee paid to Lender not actually used by Lender to cover reasonable due diligence expenses shall be promptly refunded to Borrower.

(b)           Additional Due Diligence Fees for Additional Collateral.  Borrower shall pay to Lender non-refundable additional due diligence fees (the “Additional Collateral Due Diligence Fees”) with respect to each proposed Substitute Mortgaged Property, in an amount equal to $18,000 and a deposit for third-party reports per Mortgaged Property, as applicable, which represents the estimated cost for due diligence expenses.  All Additional Collateral Due Diligence Fees, third party costs and out-of-pocket fees and expenses incurred by Lender and Fannie Mae shall be paid by Borrower on the applicable Closing Date (or if the relevant proposed Substitute Mortgaged Property, does not become part of a Collateral Pool, on demand) for the Substitute Mortgaged Property.  Any portion of the Additional Collateral Due Diligence Fees paid to Lender and not actually used by Lender to cover reasonable due diligence expenses shall be promptly refunded to Borrower.

Section 10.03.                                Legal Fees and Expenses.

(a)           Initial Legal Fees.  Borrower shall pay, or reimburse Lender for, all out-of-pocket third party legal fees and expenses incurred by Lender and by Fannie Mae in connection with the preparation, review and negotiation of this Agreement and any other Loan Documents executed on the date of this Agreement, to the extent the Initial Due Diligence Fee does not cover such fees and expenses.

(b)           Fees and Expenses Associated with Requests.  Borrower shall pay, or reimburse Lender for, all reasonable out-of-pocket third party costs and expenses incurred by Lender, including the out-of-pocket legal fees and expenses incurred by Lender in connection with the preparation, review and negotiation of all documents, instruments and certificates to be executed and delivered in connection with each request pertaining to this Agreement, the performance by Lender of any of its obligations with respect to the request, the satisfaction of all conditions precedent to Borrower’s rights or Lender’s obligations with respect to the request, and all transactions related to any of the foregoing, including the cost of title insurance premiums and applicable recordation and transfer taxes and charges and all other reasonable costs and expenses in connection with a request pertaining to this Agreement.  The obligations of Borrower under this subsection shall be absolute and unconditional, regardless of whether the transaction requested in the request actually occurs.  Borrower shall pay such costs and expenses to Lender on the Closing Date for the request, or, as the case may be, after demand by Lender when Lender determines that such request will not close.

Section 10.04.                                Failure to Close any Request.

If Borrower makes a Request and fails to close on the Request for any reason other than the default by Lender, then Borrower shall pay to Lender and Fannie Mae all damages incurred by Lender and Fannie Mae in connection with the failure to close.

ARTICLE 11
EVENTS OF DEFAULT

Section 11.01.                                Events of Default.

Each of the following events shall constitute an “Event of Default” under this Agreement, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of Borrower or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority:

(a)           the occurrence of a default under any Loan Document beyond the cure period, if any, set forth therein or an Event of Default under and as defined in any Loan Document; or

(b)           the failure by Borrower or IDOT Guarantor to pay when due any amount payable by Borrower under any Note, any Security Instrument, this Agreement or any other Loan Document, including any fees, costs or expenses; or

(c)           the failure by Borrower or IDOT Guarantor to perform or observe any covenant contained in Sections 8.02, 8.07, 8.12, 8.13, 8.14, 8.16, 8.17, 8.18, 8.19, 8.20, 8.21, 8.22, 8.25, 8.26, 8.27 and Article 9; or

(d)           any warranty, representation or other written statement made by or on behalf of any Targeted Entity contained in this Agreement, any other Loan Document or in any instrument furnished in compliance with or in reference to any of the foregoing, is false or misleading in any material respect on any date when made or deemed made; or

(e)           (i)            any Targeted Entity shall (A) commence a voluntary case (or, if applicable, or joint case) under any Chapter of the Bankruptcy Code (as now or hereafter in effect) or otherwise, (B) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, debt adjustment, winding up or composition or adjustment of debts, (C) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (D) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (E) admit in writing its inability to pay, or generally not be paying, its debts as they become due, (F) make a general assignment for the benefit of creditors, (G) assert that Borrower or Key Principal (solely with respect to the Guaranty) has no liability or obligations under this Agreement or any other Loan Document to which it is a party; or (H) take any action for the purpose of effecting any of the foregoing; or

(ii)           a case or other proceeding shall be commenced against any Targeted Entity in any court of competent jurisdiction seeking (A) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding upon or composition or adjustment of debts, or (B) the appointment of a trustee, receiver, custodian, liquidator or the like of any Targeted Entity or of all or a substantial part of the property, domestic or foreign, of any Targeted Entity and any such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or any order granting the relief requested in any such case or proceeding against any Targeted Entity (including an order for relief under such Federal bankruptcy laws) shall be entered; or

(iii)          any Targeted Entity files an involuntary petition against Borrower under any Chapter of the Bankruptcy Code or under any other bankruptcy, insolvency, reorganization, arrangement or readjustment of debt, dissolution, liquidation or similar proceeding relating to Borrower or IDOT Guarantor under the laws of any jurisdiction.

(f)            both (i) an involuntary petition under any Chapter of the Bankruptcy Code is filed against Borrower or IDOT Guarantor or Borrower or IDOT Guarantor directly or indirectly becomes the subject of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or in equity, and (ii) any Targeted Entity has acted in concert or conspired with such creditors of Borrower or IDOT Guarantor (other than Lender) to cause the filing thereof.

(g)           if any provision of this Agreement or any other Loan Document or the lien and security interest purported to be created hereunder or under any Loan Document shall at any time for any reason cease to be valid and binding in accordance with its terms on Borrower or IDOT Guarantor or Key Principal, or shall be declared to be null and void, or the validity or enforceability hereof or thereof or the validity or priority of the lien and security interest created hereunder or under any other Loan Document shall be contested by any Targeted Entity seeking to establish the invalidity or unenforceability hereof or thereof, or Borrower or IDOT Guarantor or Key Principal (only with respect to the Guaranty) shall deny that it has any further liability or obligation hereunder or thereunder; or

(h)           (i) the execution by Borrower or IDOT Guarantor of a chattel mortgage or other security agreement on any materials, fixtures or articles used in the construction or operation of the improvements located on any Mortgaged Property or on articles of personal property located therein (other than in connection with any Permitted Liens), or (ii) if any such materials, fixtures or articles are purchased pursuant to any conditional sales contract or other security agreement or otherwise so that the Ownership thereof will not vest unconditionally in Borrower or IDOT Guarantor free from encumbrances, or (iii) if Borrower or IDOT Guarantor does not furnish to Lender upon request the contracts, bills of sale, statements, receipted vouchers and agreements, or any of them, under which Borrower or IDOT Guarantor claim title to such materials, fixtures, or articles; or

(i)            the failure by Borrower or IDOT Guarantor to comply with any requirement of any Governmental Authority by the shorter of (A)  the time period required by such Governmental Authority and (B) within thirty (30) days after written notice of such requirement shall have been given to Borrower or IDOT Guarantor by such Governmental Authority; provided that, if action is commenced and diligently pursued by Borrower or IDOT Guarantor within such thirty (30) days, then Borrower or IDOT Guarantor shall have an additional thirty (30) days to comply with such requirement; or

(j)            a dissolution or liquidation for any reason (whether voluntary or involuntary) of any Targeted Entity; or

(k)           any judgment against Borrower or IDOT Guarantor, any attachment or other levy against any portion of Borrower’s assets with respect to a claim or claims in an amount in excess of $250,000 in the aggregate remains unpaid, unstayed on appeal undischarged, unbonded, not fully insured or undismissed for a period of ninety (90) days; or any judgment against Key Principal, any attachment or other levy against any portion of Key Principal assets with respect to a claim or claims in an amount in excess of $1,000,000;

(l)            the failure by Borrower, IDOT Guarantor or Key Principal to perform or observe any material term, covenant, condition or agreement hereunder, other than as contained in subsections (a) through (k) above, within thirty (30) days after receipt of notice from Lender identifying such failure, provided such period shall be extended for up to sixty (60) additional days if in Lender’s judgment such default is susceptible to cure and Borrower, in the discretion of Lender, is diligently pursuing a cure of such default within sixty (60) days after receipt of notice from Lender; or

(m)          the occurrence of a default under any Supplemental Loan beyond the cure period, if any, set forth therein or an event of default under and as defined in the Supplemental Loan Documents.

Notwithstanding anything to the contrary herein or in the other Loan Documents, if an Event of Default shall occur hereunder or under another Loan Document because a representation, warranty, affirmative covenant, negative covenant or other provision hereunder or thereunder shall be breached or violated which in Lender’s judgment is specifically and exclusively with respect to a particular Mortgaged Property, such Event of Default shall be deemed cured, upon Borrower’s or IDOT Guarantor’s satisfaction of conditions, as the case may be, set forth in Sections 3.04 and 6.05 relating to the release of such Mortgaged Property from the Collateral Pool within 30 days of the Event of Default.  The existence of such cure right by the Borrower or IDOT Guarantor, as the case may be, shall not in any way limit or restrict Lender’s right to exercise any and all remedies set forth in Article 12; provided, however, if the Borrower releases such Mortgaged Property pursuant to Sections 3.04 and 6.05 as described in the preceding sentence and at the time of such release no other Event of Default has occurred and is continuing, Lender shall cease exercising its remedies and discontinue any proceedings it may have initiated and the parties shall be restored to their former positions and rights hereunder.

Section 11.02.                                Tenant-Triggered Defaults.

Except as provided in the next paragraph, notwithstanding anything herein or in any other Loan Document to the contrary, (i) an Event of Default by the Operator under the Sub-Lease or an Event of Default by the Master Tenant under the Operating Lease, (ii) an Event of Default by the Operator or Master Tenant under any Subordination Assignment and Security Agreement, or (iii) an Event of Default under any Loan Document directly caused solely on account of the action or inaction of the Operator or Master Tenant (a “Tenant Triggered Default”), will not be an Event of Default under any Loan Document provided that within seven (7) Business Days of Borrower having actual knowledge of such Tenant Triggered Default occurring Borrower presents a written plan of action (setting forth the cause of the default, the specific steps Borrower will take to remedy the default and the timetable for implementing such remedy) (the “Plan”) and Lender approves such Plan or a modified Plan within fifteen (15) Business Days of the presentation to it of such Plan or such default is otherwise cured prior to Lender responding to such Plan.  A Plan may include the release or substitution of one or more Mortgaged Properties, so long as the requirements for a release or substitution set forth in this Agreement are satisfied.  Lender’s decision to accept or reject a Plan will not be made in an arbitrary and capricious manner.  For purposes of this Section 11.02, without limiting the scope of the meaning of Borrower’s having actual knowledge, Borrower will automatically and immediately be deemed to have actual knowledge:

(i) of written public disclosure;

(ii) of the breach by Operator or Master Tenant of any obligation which is scheduled to be performed by or on a particular date (such as the payment of rent); or

(iii) in the event that Key Principal or REIT Management Research LLC or its successors and assigns has actual knowledge.

The prior paragraph will not be applicable to any Event of Default under the Sub-Lease or Operating Lease or any Loan Document or Supplemental Loan or to any Event of Default by

the Operator or Master Tenant under any Subordination Assignment and Security Agreement relating to (i) the failure to pay any obligations due and owing under any Loan Document; (ii) the failure to pay taxes or other Impositions, (iii) the failure to purchase and maintain required insurance coverage, (iv) the liquidation or dissolution of the Operator or Master Tenant, (v) the revocation or  termination of any License necessary to the operation of any Mortgaged Property as a Seniors Housing Facility, (vi) the cancellation of any utility services, (vii) an assignment by Master Tenant of its right, title and interest under the Operating Lease or Sub-Lease, (viii) an assignment by the Operator of its right, title and interest under the Sub-Lease, (ix) a failure to use any Mortgaged Property as a Seniors Housing Facility and any uses incidental thereto, (x) the failure to transfer licenses as required under each Subordination Assignment and Security Agreement and Section 8.25 of this Agreement, or (xi) compliance with obligations under the Completion Repair and Security Agreement relating to the completion of immediate repairs.  In the event Master Tenant or Operator breaches any obligation under the Sub-Lease, Operating Lease or Subordination Assignment and Security Agreement relating to the creation of any encumbrance or lien on (A) any collateral pledged by Master Tenant or Operator to Lender (B) any leasehold interest in the Mortgaged Property or (C) the Collateral, upon Borrower having actual knowledge of such breach, Borrower will, within 30 days cause such encumbrance or lien to be released of record, bonded or otherwise remedied to Lender’s satisfaction and failure to do so will be an Event of Default.

If Lender consents to the Plan, an Event of Default will occur if Borrower fails to diligently implement the Plan in the judgment of Lender within the agreed-upon time period set forth in the Plan.  If Lender does not respond to the Plan within fifteen (15) Business Days it will be deemed rejected.  If Lender rejects the Plan, and if the Tenant Triggered Default is property specific and pertains to no more than five (5) Mortgaged Properties within any quarterly period, Borrower will have 3 Business Days from the date of rejection to inform Lender if it will release the impacted property from the Collateral Pool in a manner which complies with the release requirements set forth in Sections 3.03, 3.04 and 6.05 within thirty (30) days of the rejection.  Thereafter, the Borrower may also substitute a property into the Collateral Pool in a manner which complies with the substitution requirements set forth in Section 3.05, 3.06, 3.07 and 6.06.  If Borrower (i) fails to inform the Lender within such 3 Business Day period that it will release or substitute the impacted property; (ii) informs Lender it will not release or substitute the impacted property; or (iii) fails to release the impacted property within such thirty (30) day period in accordance with the requirements of this Section, an Event of Default under the Loan Documents will occur.

ARTICLE 12
REMEDIES

Section 12.01.                                Remedies; Waivers.

Upon the occurrence of an Event of Default, Lender may do any one or more of the following (without presentment, protest or notice of protest, all of which are expressly waived by Borrower):

(a)           by written notice to Borrower, to be effective upon dispatch, terminate the Term Loan and declare the principal of, and interest on, the Term Loan and all other sums owing by Borrower to Lender under any of the Loan Documents forthwith due and payable, whereupon the Term Loan will terminate and the principal of, and interest on, the Term Loan and all other sums owing by Borrower to Lender under any of the Loan Documents will become forthwith due and payable.

(b)           Lender shall have the right to pursue any other remedies available to it under any of the Loan Documents.

(c)           Lender shall have the right to pursue all remedies available to it at law or in equity, including obtaining specific performance and injunctive relief.

Section 12.02.                                Waivers; Rescission of Declaration.

Lender shall have the right, to be exercised in its complete discretion, to waive any breach hereunder (including the occurrence of an Event of Default), by a writing setting forth the terms, conditions, and extent of such waiver signed by Lender and delivered to Borrower.  Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the waiver and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.  This provision shall not be construed to permit the waiver of any condition to a Request otherwise provided for herein.

Section 12.03.                                Reserved.

Section 12.04.                                No Remedy Exclusive.

Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Loan Documents or existing at law or in equity.

Section 12.05.                                No Waiver.

No delay or omission to exercise any right or power accruing under any Loan Document upon the happening of any Event of Default or Potential Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

Section 12.06.                                No Notice.

To entitle Lender to exercise any remedy reserved to Lender in this Article, it shall not be necessary to give any notice, other than such notice as may be required under the applicable provisions of this Agreement or any of the other Loan Documents.

ARTICLE 13
INSURANCE, REAL ESTATE TAXES AND REPLACEMENT RESERVES

Section 13.01.                                Insurance and Real Estate Taxes.

Borrower shall (unless waived by Lender by separate agreement) establish funds for taxes, insurance premiums and certain other charges for each Mortgaged Property in accordance with Section 7(a) of the Security Instrument for each Mortgaged Property.

(a)           Insurance and Tax Escrow; Waiver.  Borrower shall establish funds for taxes, insurance premiums and certain other charges for each Mortgaged Property in accordance with Section 7(a) of the Security Instrument for each Mortgaged Property.  Notwithstanding the foregoing, so long as no Event of Default has occurred and subject to Section 13.01(a) below, Lender hereby waives the obligations of Borrower under Section 7(a) of each Security Instrument with respect to the escrow of premiums for insurance and taxes (the “Required Escrow Payments”).  During any period in which the obligation to pay the Required Escrow Payments has been waived pursuant to this Section 13.01, Borrower shall:  (i) pay taxes, (ii) pay insurance premiums with respect to the insurance policy meeting the requirements of the Security Instrument for each Mortgaged Property, (iii) not later than fifteen (15) days prior to the expiration date of such policy send Lender copies of quotes received by Borrower which set forth the gross pre-tax premiums for new or renewal insurance policies, complete information on who may provide the insurance and to whom the premiums will be due (iv) not later than five (5) Business Days prior to the expiration date of such policy send Lender copies of binding quotes received by Borrower which set forth the gross pre-tax premiums for new or renewal insurance policies, complete information on who is providing the insurance and to whom the premiums are due, evidence of Borrower’s acceptance of such quotes or renewals, and certified copies of evidence of insurance effective on or prior to the expiration date of the old existing policy, (v) not later than seven (7) days after the then-current expiration date of the insurance policy, send Lender paid receipts or other documentation satisfactory to Lender evidencing that the premiums for such new or renewal insurance policies have been paid, (vi) send Lender invoices and canceled checks, or other documentation satisfactory to Lender, evidencing payment of such taxes within sixty (60) days after such taxes are due and payable, (vii) provide to Lender written proof at least fifteen (15) days prior to the then-current expiration date of the insurance policy, certified by the insurance provider, that such policy has been extended for a period of at least one (1) year, and (viii) include all payments of insurance premiums and taxes in its monthly and annual property income and expense data.

(b)           Revocation of Waiver.  Lender’s waiver of the Required Escrow Payments shall, at the option of Lender, be revoked upon the occurrence of any of the following events:

(i)            the occurrence of an Event of Default; or

(ii)           Borrower shall fail to perform its obligations under Section 13.01(a).

(iii)          failure by Borrower to (A) participate in a blanket insurance policy that complies with Fannie Mae’s insurance requirements and (B) annually furnish signed insurance binders to Lender within fifteen (15) days prior to the insurance renewal date.

(c)           Upon Lender’s revocation of its waiver of the Required Escrow Payments, Borrower’s obligations under Section 7(a) of each of the Security Instruments shall immediately be reinstated.

Section 13.02.                                Replacement Reserves.

Borrower shall execute a Replacement Reserve Agreement for the Mortgaged Properties and shall (unless waived by Lender) make all deposits for replacement reserves in accordance with the terms of the Replacement Reserve Agreement.

Section 13.03.                                Completion/Repair Reserves.

Borrower shall execute a Completion/Repair and Security Agreement for the Mortgaged Properties and shall (unless waived by Lender) make all deposits for reserves in accordance with the terms of the Completion/Repair and Security Agreement.

ARTICLE 14
LIMITS ON PERSONAL LIABILITY

Section 14.01.                                Personal Liability to Borrower.

Except as otherwise provided in this Article 14, Borrower shall have no personal liability under the Loan Documents for the repayment of any Indebtedness or for the performance of any other Obligations of Borrower under the Loan Documents, and Lender’s only recourse for the satisfaction of the Indebtedness and the performance of such Obligations shall be Lender’s exercise of its rights and remedies with respect to the Mortgaged Properties and any other Collateral held by Lender as security for the Indebtedness.

(a)           Exceptions to Limits on Personal Liability.  Borrower shall be personally liable to Lender for the repayment of the Term Loan and other amounts due under the Loan Documents equal to any loss, expense, cost, liability or damage suffered by Lender as a result of or in any manner relating to (i) failure of Borrower to pay to Lender upon demand after an Event of Default all Rents received by Borrower to which Lender is entitled under Section 3(a) of the Security Instrument encumbering the Mortgaged Property and the amount of all security deposits held by Borrower from tenants then in residence; (ii) failure of Borrower to apply all insurance proceeds, condemnation proceeds or security deposits from tenants as required by the Security Instrument encumbering the Mortgaged Property; (iii) failure of such Borrower to comply with its obligations under the Loan Documents with respect to the delivery of books and records and financial statements; (iv) fraud or written material misrepresentation by Borrower or any officer, director, partner, member or employee of Borrower in connection with the application for or creation of the Obligations or any request for any action or consent by Lender; or (v) failure to apply Rents, first, to the payment of reasonable operating expenses and then to amounts (“Debt

Service Amounts”) payable under the Loan Documents (except that Borrower will not be personally liable (1) to the extent that Borrower lacks the legal right to direct the disbursement of such sums because of a bankruptcy, receivership or similar judicial proceeding, or (2) with respect to Rents of a Mortgaged Property that are loaned to an Affiliate in the ordinary course of implementing Key Principal’s cash management system or distributed in any Calendar Quarter if Borrower has paid all operating expenses and Debt Service Amounts for that Calendar Quarter) or (vi) a failure to satisfy any and all indemnification obligations contained in Section 8.26 herein or (vii) a failure to satisfy any and all indemnification obligations contained in Section 52(j) of the Security Instrument covering the Mortgaged Property known as Foulk Manor North located in Wilmington, Delaware or (viii) a failure to satisfy any and all indemnification obligations contained in Section 4(j) of the Security Instrument covering the Mortgaged Property known as Brookside located in Louisville, Kentucky.  For purposes of this subsection (a), the term “Rents” shall have the meaning given to such term in the Security Instrument.

(b)           Full Recourse.  Borrower shall be personally liable to Lender for the payment and performance of all Obligations upon the occurrence of any of the following Events of Default:  (i) Borrower acquisition of any property or operation of any business not permitted by Section 8.22 of this Agreement; or (ii) a Transfer that is an Event of Default under Section 8.12 or 8.13 of this Agreement; or (iii) a failure to satisfy any and all indemnification obligations contained in Section 18 of any Security Instrument or (iv) a Bankruptcy Event.

(c)           As used in this Subsection, the term “Bankruptcy Event” means any one or more of the following events:

(A)                              Borrower (i) commences a voluntary case (or, if applicable, a joint case) under any chapter of the Bankruptcy Code or otherwise or consents to or fails to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any chapter of the Bankruptcy Code or otherwise, (ii) institutes (by petition, application, answer, consent or otherwise) any other bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, consents to or acquiesces in the appointment of any receiver, liquidator, custodian, sequestrator, trustee or similar officer for it or for all or any substantial part of the Mortgaged Properties or (v) admits in writing its inability to pay its debts generally as they mature.

(B)                                Borrower, any Affiliate of Borrower, any Guarantor or any Affiliate of Guarantor, Key Principal or any affiliate of Key Principal files an involuntary petition against Borrower under any chapter of the Bankruptcy Code or under any other bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to Borrower under the laws of any jurisdiction.

(C)                                Both (1) an involuntary petition under any chapter of the Bankruptcy Code is filed against Borrower, or Borrower directly or indirectly becomes the subject of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or in equity, and (ii) Borrower, any Affiliate of Borrower, any Guarantor or any Affiliate of Guarantor or Key Principal or any affiliate of Key Principal has acted in concert or conspired with such creditors of Borrower (other than Fannie Mae or Lender) to cause the filing thereof.

(d)           Miscellaneous.  To the extent that Borrower has personal liability under this Section, or Key Principal has liability under the Guaranty, such liability shall be joint and several and Lender may exercise its rights against Borrower or Key Principal personally without regard to whether Lender has exercised any rights against the Mortgaged Property or any other security, or pursued any rights against any guarantor, or pursued any other rights available to Lender under the Loan Documents or Applicable Law.  For purposes of this Article, the term “Mortgaged Property” shall not include any funds that (i) have been applied by Borrower as required or permitted by the Loan Documents prior to the occurrence of an Event of Default, or (ii) are owned by Borrower and which Borrower was unable to apply as required or permitted by the Loan Documents because of a bankruptcy, receivership, or similar judicial proceeding.

Section 14.02.                                Preferences, Fraudulent Conveyances, Etc.

If Lender is required to refund, or voluntarily refunds, any payment received from Borrower because such payment is or may be avoided, invalidated, declared fraudulent, set aside or determined to be void or voidable as a preference, fraudulent conveyance, impermissible setoff or a diversion of trust funds under the bankruptcy laws or for any similar reason, including without limitation any judgment, order or decree of any court or administrative body having jurisdiction over Borrower or any of its property, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of, or trustee or similar officer for, Borrower or any substantial part of its property, or otherwise, or any statement or compromise of any claim effected by Lender with Borrower or any other claimant (a “Rescinded Payment”), then Borrower’s liability to Lender shall continue in full force and effect, with the same effect and to the same extent as if the Rescinded Payment had not been received by Lender, notwithstanding the cancellation or termination of any of the Loan Documents, and regardless of whether Lender contested the order requiring the return of such payment.  In addition, Borrower shall pay, or reimburse Lender for, all expenses (including all reasonable attorneys’ fees, court costs and related disbursements) incurred by Lender in the defense of any claim that a payment received by Lender in respect of all or any part of the Obligations must be refunded.  The provisions of this Section 14.02 shall survive the termination of the Loan Documents and any satisfaction and discharge of Borrower by virtue of any payment, court order or any federal or state law.

ARTICLE 15
MISCELLANEOUS PROVISIONS

Section 15.01.                                Counterparts.

To facilitate execution, this Agreement may be executed in any number of counterparts.  It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, appear on one (1) or more counterparts.  All counterparts shall collectively constitute a single agreement.  It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

Section 15.02.                                Amendments, Changes and Modifications.

This Agreement may be amended, changed, modified, altered or terminated only by written instrument or written instruments signed by all of the parties hereto.

Section 15.03.                                Payment of Costs, Fees and Expenses.

In addition to the payments required by Section 10.03 of this Agreement, Borrower shall pay within 30 days after delivery of written notice from Lender, all reasonable third party out-of-pocket fees, costs, charges or expenses (including the reasonable fees and expenses of attorneys, accountants and other experts) incurred by Lender in connection with:

(a)           Any amendment, consent or waiver to this Agreement or any of the Loan Documents (whether or not any such amendments, consents or waivers are entered into).

(b)           Defending or participating in any litigation arising from actions by third parties and brought against or involving Lender with respect to (i) any Mortgaged Property, (ii) any event, act, condition or circumstance in connection with any Mortgaged Property or (iii) the relationship between Lender and Borrower and Key Principal in connection with this Agreement or any of the transactions contemplated by this Agreement.

(c)           The administration or enforcement of, or preservation of rights or remedies under, this Agreement or any other Loan Documents or in connection with the foreclosure upon, sale of or other disposition of any Collateral granted pursuant to the Loan Documents.

(d)           Any disclosure documents, including the reasonable fees and expenses of Lender’s attorneys and accountants.

Borrower shall also pay within 30 days after written notice from Lender, any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution, delivery, filing, recordation, performance or enforcement of any of the Loan Documents or the Term Loan.  However, Borrower will not be obligated to pay any franchise, excise, estate, inheritance, income, excess profits or similar tax on Lender.  Any attorneys’ fees and expenses payable by Borrower pursuant to this Section shall be recoverable separately from and in addition to any other amount included in such judgment, and such obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.  Any amounts payable by Borrower pursuant to this Section, with interest thereon if not paid when due, shall become additional indebtedness of Borrower secured by the Loan Documents.  Such amounts shall bear interest from the date such amounts are due until paid in full at the weighted average, as determined by Lender, of the interest rates in effect from time to time for the Term Loan unless collection from Borrower of interest at such rate would be contrary to Applicable Law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under Applicable Law.  The provisions of this Section are cumulative with, and do not exclude the application and benefit to Lender of, any provision of any other Loan Document relating to any of the matters covered by this Section.

Section 15.04.                                Payment Procedure.

All payments to be made to Lender pursuant to this Agreement or any of the Loan Documents shall be made in lawful currency of the United States of America and in immediately available funds by wire transfer to an account designated by Lender before 1:00 p.m. (Eastern Standard Time) on the date when due.

Section 15.05.                                Payments on Business Days.

In any case in which the date of payment to Lender or the expiration of any time period hereunder occurs on a day which is not a Business Day, then such payment or expiration of such time period need not occur on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the day of maturity or expiration of such period, except that interest shall continue to accrue for the period after such date to the next Business Day.

Section 15.06.                                Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial.

NOTWITHSTANDING ANYTHING IN THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS TO THE CONTRARY, EACH OF THE TERMS AND PROVISIONS, AND RIGHTS AND OBLIGATIONS OF BORROWER UNDER THIS AGREEMENT AND THE NOTES AND BORROWER UNDER THE OTHER LOAN DOCUMENTS, SHALL BE GOVERNED BY, INTERPRETED, CONSTRUED AND ENFORCED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE DISTRICT OF COLUMBIA (EXCLUDING THE LAW APPLICABLE TO CONFLICTS OR CHOICE OF LAW) EXCEPT TO THE EXTENT OF PROCEDURAL AND SUBSTANTIVE MATTERS RELATING ONLY TO (i) THE CREATION, PERFECTION AND FORECLOSURE OF LIENS AND SECURITY INTERESTS, AND ENFORCEMENT OF THE RIGHTS AND REMEDIES, AGAINST THE MORTGAGED PROPERTIES, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH THE MORTGAGED PROPERTY IS LOCATED, (ii) THE PERFECTION, THE EFFECT OF PERFECTION AND NON-PERFECTION AND FORECLOSURE OF SECURITY INTERESTS ON PERSONAL PROPERTY, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION DETERMINED BY THE CHOICE OF LAW PROVISIONS OF THE UNIFORM COMMERCIAL CODE IN EFFECT FOR THE

JURISDICTION IN WHICH THE BORROWER IS ORGANIZED.  BORROWER AGREES THAT ANY CONTROVERSY ARISING UNDER OR IN RELATION TO THE NOTES, THE SECURITY DOCUMENTS (OTHER THAN THE SECURITY INSTRUMENTS) OR ANY OTHER LOAN DOCUMENT SHALL BE, EXCEPT AS OTHERWISE PROVIDED HEREIN, LITIGATED IN THE DISTRICT OF COLUMBIA.  THE LOCAL AND FEDERAL COURTS AND AUTHORITIES WITH JURISDICTION IN THE DISTRICT OF COLUMBIA SHALL, EXCEPT AS OTHERWISE PROVIDED HEREIN, HAVE JURISDICTION OVER ALL CONTROVERSIES WHICH MAY ARISE UNDER OR IN RELATION TO THE LOAN DOCUMENTS, INCLUDING THOSE CONTROVERSIES RELATING TO THE EXECUTION, JURISDICTION, BREACH, ENFORCEMENT OR COMPLIANCE WITH THE NOTES, THE SECURITY DOCUMENTS (OTHER THAN THE SECURITY INSTRUMENTS) OR ANY OTHER ISSUE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS.  BORROWER IRREVOCABLY CONSENTS TO SERVICE, JURISDICTION, AND VENUE OF SUCH COURTS FOR ANY LITIGATION ARISING FROM THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS, AND WAIVES ANY OTHER VENUE TO WHICH IT MIGHT BE ENTITLED BY VIRTUE OF DOMICILE, HABITUAL RESIDENCE OR OTHERWISE.  NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST BORROWER AND AGAINST THE COLLATERAL IN ANY OTHER JURISDICTION.  INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY OTHER JURISDICTION SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT THE LAWS OF THE DISTRICT OF COLUMBIA SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF BORROWER AND LENDER AS PROVIDED HEREIN OR THE SUBMISSION HEREIN BY BORROWER TO PERSONAL JURISDICTION WITHIN THE DISTRICT OF COLUMBIA.  BORROWER AND LENDER EACH (I) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING UNDER ANY OF THE LOAN DOCUMENTS TRIABLE BY A JURY AND (II) WAIVES ANY RIGHT TO TRIAL BY JURY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST.  THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE.  FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER (INCLUDING, BUT NOT LIMITED TO, LENDER’S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO BORROWER THAT LENDER WILL NOT SEEK TO ENFORCE THE PROVISIONS OF THIS SECTION. THE FOREGOING PROVISIONS WERE KNOWINGLY, WILLINGLY AND VOLUNTARILY AGREED TO BY BORROWER UPON CONSULTATION WITH INDEPENDENT LEGAL COUNSEL SELECTED BY BORROWER’S FREE WILL.

Section 15.07.                                Severability.

In the event any provision of this Agreement or in any other Loan Document shall be held invalid, illegal or unenforceable in any jurisdiction, such provision will be severable from the remainder hereof as to such jurisdiction and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired in any jurisdiction.

Section 15.08.                                Notices.

(a)           Manner of Giving Notice.  Each notice, direction, certificate or other communication hereunder (in this Section referred to collectively as “notices” and singly as a “notice”) which any party is required or permitted to give to the other party pursuant to this Agreement shall be in writing and shall be deemed to have been duly and sufficiently given if:

(i)            personally delivered with proof of delivery thereof (any notice so delivered shall be deemed to have been received at the time so delivered);

(ii)           sent by Federal Express (or other similar reputable overnight courier) designating morning delivery (any notice so delivered shall be deemed to have been received on the Business Day it is delivered by the courier);

(iii)          sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted, and the telephone number of the recipient’s telecopier or facsimile machine (to be confirmed with a copy thereof sent in accordance with paragraphs (i) or (ii) above within two Business Days) (any notice so delivered shall be deemed to have been received (1) on the date of transmission, if so transmitted before 5:00 p.m. (local time of the recipient) on a Business Day, or (2) on the next Business Day, if so transmitted on or after 5:00 p.m. (local time of the recipient) on a Business Day or if transmitted on a day other than a Business Day);

addressed to the parties as follows:

As to Borrower:	SNH FM Financing LLC
400 Centre Street
Newton, MA 02548
	Attention:	David J. Hegarty, President
	Telecopy:	(617) 796-8349

with a copy to:	Sullivan Worcester, LLP
One Post Office Square
Boston, MA 02109
	Attention:	Warren Heilbronner
	Telecopy:	(617) 338-2880

As to Lender:	Citibank, N.A.
325 E. Hillcrest Drive, Suite 160
Thousand Oaks, CA 91360

	Attention:	Asset Management
	Telecopy:	(805) 557-0924

Citibank, N.A.
390 Greenwich St., 2nd Floor
New York, NY 10013

	Attention:	Middle Office
	Telecopy:	(212) 723-8951

As to Fannie Mae:	Fannie Mae
3900 Wisconsin Avenue, N.W.
Washington, D.C. 20016-2899
	Attention:	Vice President for
Multifamily Asset Management
	Telecopy No.:	(301) 280-2064

with a copy to:	Arent Fox LLP
1675 Broadway
New York, NY 10019
	Attention:	David L. Dubrow, Esq.
	Telecopy No.:	(212) 484-3990

(b)           Change of Notice Address.  Any party may, by notice given pursuant to this Section, change the person or persons and/or address or addresses, or designate an additional person or persons or an additional address or addresses, for its notices, but notice of a change of address shall only be effective upon receipt.  Each party agrees that it shall not refuse or reject delivery of any notice given hereunder, that it shall acknowledge, in writing, receipt of the same upon request by the other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service, the courier service or facsimile.

Section 15.09.                                Further Assurances and Corrective Instruments.

(a)           Further Assurances.  To the extent permitted by law, the parties hereto agree that they shall, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as Lender or Borrower may reasonably request and as may be required in the opinion of Lender or its counsel to effectuate the intention of or facilitate the performance of this Agreement or any Loan Document.

(b)           Further Documentation.  Without limiting the generality of subsection (a), in the event any further documentation or information is required by Lender to correct patent mistakes in the Loan Documents, materials relating to the Title Insurance Policies or the funding of the Term Loan, Borrower shall provide, or cause to be provided to Lender, at Borrower’s cost and expense, such documentation or information.  Borrower shall execute and deliver to Lender such documentation, including but not limited to any amendments, corrections, deletions or additions to the Notes, the Security Instruments or the other Loan Documents as is reasonably required by Lender.

(c)           Compliance with Investor Requirements.  Without limiting the generality of subsection (a), Borrower shall comply with the reasonable requirements of Lender to enable Lender to sell the MBS backed by a Fixed Loan.

Section 15.10.                                Term of this Agreement.

This Agreement shall continue in effect until the Termination Date.

Section 15.11.                                Assignments; Third-Party Rights.

No Borrower shall assign this Agreement, or delegate any of its obligations hereunder, without the prior written consent of Lender.  Lender may assign its rights and/or obligations under this Agreement separately or together, without Borrower’s consent, only to Fannie Mae or other entity if such assignment is made with the intent that such entity will further assign such rights to Fannie Mae, but may not delegate its obligations under this Agreement unless it first receives Fannie Mae’s written approval.  Lender shall first assign its rights under this Agreement separately or together, without Borrower’s consent, to Fannie Mae.  Upon assignment to Fannie Mae, Fannie Mae shall be permitted to further assign its rights under this Agreement separately or together, without Borrower’s consent.

Section 15.12.                                Headings.

Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 15.13.                                General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in Appendix I and elsewhere in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) references herein to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) a reference to an Exhibit or a Schedule without a further reference to the document to which the Exhibit or Schedule is attached is a reference to an Exhibit or Schedule to this Agreement; (vi) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (vii) the word “including” means “including, but not limited to.”

Section 15.14.                                Interpretation.

The parties hereto acknowledge that each party and their respective counsel have participated in the drafting and revision of this Agreement and the Loan Documents.  Accordingly, the parties agree that any rule of construction that disfavors the drafting party shall not apply in the interpretation of this Agreement and the Loan Documents or any amendment or supplement or exhibit hereto or thereto.

Section 15.15.                                Standards for Decisions, Etc.

Unless otherwise provided herein, if Lender’s approval is required for any matter hereunder, such approval may be granted or withheld in Lender’s sole and absolute discretion.  Unless otherwise provided herein, if Lender’s designation, determination, selection, estimate, action or decision is required, permitted or contemplated hereunder, such designation, determination, selection, estimate, action or decision shall be made in Lender’s sole and absolute discretion.

Section 15.16.                                Decisions in Writing.

Any approval, designation, determination, selection, action or decision of Lender or Borrower must be in writing to be effective.

Section 15.17.                                Requests.

Borrower may submit up to a total of six (6) Requests per Calendar Year.

Section 15.18.                                Conflicts Between Agreements.

Any terms and conditions contained in this Agreement that may also be contained in another Loan Document are not, to the extent reasonably practicable, to be construed to be in conflict with each other but rather is construed as duplicative, confirming, additional, or cumulative provisions.  To the extent that, in the interpretation of this Agreement, any ultimate conflict between the terms and conditions of this Agreement and those set forth in another Loan Document is determined to exist, the terms and conditions of this Agreement are to control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

(Signatures appear on following pages)

BORROWER:

SNH FM Financing LLC, a Delaware limited liability company

By:	/s/ David J. Hegarty
Name:	David J. Hegarty
Title:	President

LENDER:

Citibank, N.A., a national banking association

By:	/s/ Kathy Millhouse
Name:	Kathy Millhouse
Title:	Vice President

ACKNOWLEDGED AND AGREED TO BY IDOT GUARANTOR

SNH FM Financing Trust, a Maryland real estate investment trust

By:	/s/ David J. Hegarty
Name:	David J. Hegarty
Title:	President

ACKNOWLEDGED AND AGREED TO BY IDOT GUARANTOR

Ellicott City Land I, LLC, a Delaware limited liability company

By:	/s/ David J. Hegarty
Name:	David J. Hegarty
Title:	President

EXHIBIT A

Schedule of Initial Mortgaged Properties, Initial Allocable

Loan Amounts and Initial Valuations

EXHIBIT B

Confirmation of Guaranty

EXHIBIT C

Compliance Certificate

EXHIBIT D-1

Borrower Organizational Certificate

EXHIBIT D-2

Guarantor Organizational Certificate

EXHIBIT E

Reserved

EXHIBIT F

Reserved

EXHIBIT G

Reserved

EXHIBIT H

Reserved

EXHIBIT I

Request

EXHIBIT J

Confirmation of Obligations

EXHIBIT K

Reserved

EXHIBIT L

Reserved

EXHIBIT M

Reserved

EXHIBIT N

Reserved

EXHIBIT O

Disclosure Schedule

EXHIBIT P

Letter of Credit

EXHIBIT Q-1

Bank Legal Opinion (Foreign)

EXHIBIT Q-2

Bank Legal Opinion (Domestic)

EXHIBIT R

Form of Rent Roll

EXHIBIT S

Expansion Guaranty

EXHIBIT T

Expansion Security Agreement

SCHEDULE 1

Minimum Rent Payments

Certain Schedules and Exhibits to this agreement have been omitted and will be furnished supplementally to the Securities and Exchange Commission upon request.

APPENDIX I

DEFINITIONS

For all purposes of the Agreement, the following terms shall have the respective meanings set forth below:

“Acquiring Person” means a “person” or “group of persons” within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

“Additional Collateral Due Diligence Fees” means the due diligence fees paid by Borrower to Lender with respect to each Substitute Mortgaged Property, as set forth in Section 10.02(b).

“Adjustable Rate” means in connection with the Variable Facility Note.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management (other than property management) and policies of that Person, whether through the ownership of voting securities, partnership interests or by contract or otherwise.

“Aggregate Lease Payment Debt Service Coverage Ratio” means, for any specified date, the ratio (expressed as a percentage) of —

(a)           the aggregate of the Lease Payments for the Mortgaged Properties for the preceding number of months as determined pursuant to the Underwriting Requirements to

(b)           the Facility Debt Service on the specified date.

“Aggregate Loan to Value Ratio” means, for any specified date, the ratio (expressed as a percentage) of—

(a)           the amount of the Term Loan Outstanding and Supplemental Loan Outstanding on the specified date,

to

(b)           the aggregate of the Valuations most recently obtained prior to the specified date for all of the Mortgaged Properties.

“Aggregate NOI Debt Service Coverage Ratio” means, for any specified date, the ratio (expressed as a percentage) of—

(a)           the aggregate of the Net Operating Income for the Mortgaged Properties for the preceding number of months as determined pursuant to the Underwriting Requirements to

(b)           the Facility Debt Service on the specified date.

“Agreement” means this Master Credit Facility Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, including all Recitals and Exhibits to the Agreement, each of which is hereby incorporated into the Agreement by this reference.

“Allocable Loan Amount” means the portion of the Term Loan allocated to a particular Mortgaged Property by Lender in accordance with the Agreement.  The initial Allocable Loan Amount (“Initial Allocable Loan Amount”) for each of the Initial Mortgaged Properties is as set forth in Exhibit A to the Agreement.

“Alzheimer/Dementia Units” shall mean all such units that are licensed to and operate as Alzheimers or dementia care units in a Seniors Housing Facility.

“Amortization Period” means a period of thirty (30) years.

“Applicable Law” means (a) all applicable provisions of all constitutions, statutes, rules, regulations and orders of all governmental bodies, all Governmental Approvals and all orders, judgments and decrees of all courts and arbitrators, (b) all zoning, building, environmental and other laws, ordinances, rules, regulations and restrictions of any Governmental Authority affecting the ownership, management, use, operation, maintenance or repair of any Mortgaged Property, including the Americans with Disabilities Act (if applicable), the Fair Housing Amendment Act of 1988 and Hazardous Materials Laws (as defined in the Security Instrument), (c) any building permits or any conditions, easements, rights-of-way, covenants, restrictions of record or any recorded or unrecorded agreement affecting or concerning any Mortgaged Property including planned development permits, condominium declarations, and reciprocal easement and regulatory agreements with any Governmental Authority, (d) all laws, ordinances, rules and regulations, whether in the form of rent control, rent stabilization or otherwise, that limit or impose conditions on the amount of rent that may be collected from the units of any Mortgaged Property, and (e) requirements of insurance companies or similar organizations, affecting the operation or use of any Mortgaged Property or the consummation of the transactions to be effected by the Agreement or any of the other Loan Documents.

“Appraisal” means an appraisal of a Seniors Housing Facility conforming to the requirements of Lender for similar loans anticipated to be sold to Fannie Mae and accepted by Lender.

“Appraised Value” means the value set forth in an Appraisal.

“Assignment of Lease Guaranty” means that certain Assignment of Lease Guaranty dated the date hereof among Borrower, IDOT Guarantor, Lender and Five Star Quality Care, Inc.

“Assignment of Leases and Rents” means an Assignment of Leases and Rents, required by Lender and satisfying Lender’s requirements, as the same may be amended, restated, modified or supplemented from time to time.

“Assisted Living Units” shall mean all such units that are licensed to and operate as Assisted Living care units in a Seniors Housing Facility.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” shall have the meaning set forth in Section 14.01(b).

“Borrower” means SNH FM Financing LLC, a Delaware limited liability company, together with its permitted successors and assigns.

“Business Day” means a day on which Fannie Mae and Servicer is open for business.

“Calendar Quarter” means, with respect to any year, any of the following three month periods:  (a) January-February-March; (b) April-May-June; (c) July-August-September; and (d) October-November-December.

“Calendar Year” means the 12-month period from the first day of January to and including the last day of December, and each 12-month period thereafter.

“Capitalization Rate” means, for each Mortgaged Property, a capitalization rate selected by Lender for use in determining the Valuations, which rate is determined as set forth in Section 2.01(b).

“Cash Equivalents” means

(a)           securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve (12) months from the date of acquisition (for the purposes of this definition, agency securities shall mean “Government Securities” within the meaning of the Investment Act of 1940 or Section 1.860G-2(a)(8)(1) of the Treasury Regulations); and

(b)           certificates of deposit, time deposits, demand deposits, eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a term of not more than twelve (12) months, issued by any commercial bank having membership in the FDIC, or by any U.S. commercial lender (or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S.) having combined capital and surplus of not less than $100,000,000 whose short-term securities are rated at least A-1 by S&P or P-1 by Moody’s; and

(c)           commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s and in either case having a term of not more than twelve (12) months.

“Certificate of Borrower” means that certain Master Certificate of Borrower executed by the Borrower as of the date hereof, and which must be executed and delivered by the Borrower to Lender from time to time in accordance with the terms of this Agreement, the form of which certificate shall be the same or substantially similar to which the Borrower executes as of the date hereof.

“Certificate of IDOT Guarantor” means those certain Certificates of Guarantor executed by the IDOT Guarantor as of the date hereof, and which must be executed and delivered by the IDOT Guarantor to Lender from time to time in accordance with the terms of this Agreement, the form of which certificate shall be the same or substantially similar to which the IDOT Guarantor executes as of the date hereof.

“Change of Control” means the earliest to occur of: (a) the date on which an Acquiring Person becomes (by acquisition, consolidation, merger or otherwise), directly or indirectly, the beneficial owner of more than twenty five percent (25%) of the total ownership interest of any Targeted Entity then outstanding, or (b) the replacement (other than solely by reason of retirement at age sixty or older, death or disability) of more than fifty percent (50%) (or such lesser percentage as is required for decision-making by the board of directors or an equivalent governing body) of the members of the board of directors (or an equivalent governing body) of any Targeted Entity over a one-year period from the directors who constituted such board of directors at the beginning of such period and such replacement shall not have been approved by a vote of at least a majority of such board of directors of any Targeted Entity then still in office who either were members of such board of directors at the beginning of such one-year period or whose election as members of the board of directors was previously so approved (it being understood and agreed that in the case of any entity governed by a trustee, board of managers, or other similar governing body, the foregoing clause (b) shall apply thereto by substituting such governing body and the members thereof for the board of directors and members thereof, respectively) or (c) the board of trustees of Key Principal does not consist of at least two trustees that are directors, employees or officers of REIT Management & Research LLC or the business management agreement between Key Principal and REIT Management & Research LLC is terminated or (d) the board of directors or board of trustees of Borrower or any member of Borrower does not consist of at least a controlling majority of directors, employees or officers of REIT Management & Research LLC.

“Closing Date” means the Initial Closing Date and each date after the Initial Closing Date on which the funding or other transaction requested in a Request is required to take place.

“Collateral” means the Mortgaged Properties and other collateral from time to time or at any time encumbered by the Security Instruments, or any other property securing Borrower’s obligations under the Loan Documents.

“Collateral Assignment of Guaranty Agreement” shall mean that certain Collateral Assignment of Guaranty Agreement dated the date hereof among SNH FM Financing LLC, SNH FM Financing Trust, Ellicott City Land I, LLC and Citibank, N.A.

“Collateral Pool” means all of the Collateral.

“Compliance Certificate” means a certificate of Borrower substantially in the form of Exhibit C to the Agreement.

“Completion/Repair and Security Agreement” means a Master Completion/Repair and Security Agreement required by Lender and satisfying Lender’s requirements, as the same may be amended, restated, modified or supplemented from time to time.

“Confirmation of Guaranty” means a confirmation of the Guaranty and the IDOT Guaranty executed by Guarantor and IDOT Guarantor, respectively, in connection with any Request after the Initial Closing, substantially in the form of Exhibit B to the Agreement.

“Confirmation of Obligations” means a Confirmation of Obligations delivered in connection with the addition of a Substitute Mortgaged Property to the Collateral Pool or a release of a Release Mortgaged Property from the Collateral Pool, dated as of the Closing Date for each such addition, signed by Borrower and Key Principal, pursuant to which Borrower and Key Principal confirm their obligations under the Loan Documents substantially in the form of Exhibit J to the Agreement.

“Controlled” (or any variation of such term) of one entity (the “controlled entity”) by another (the “controlling entity”) means that the controlling entity has the power and authority, directly or indirectly, to direct or cause the direction of the management and policies of the controlled entity, by contract or otherwise.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Debt Service Amounts” shall have the meaning set forth in Section 14.01(a).

“Disclosure Schedule” means that certain Disclosure Schedule attached hereto as Exhibit O.

“DUS Guide” means the Fannie Mae Delegated Underwriting and Servicing Guide in its present form and as amended, modified, supplemented or reissued from time to time (all references to Parts, Chapters, Sections and other subdivisions of the DUS Guide shall be deemed references to (i) the Parts, Chapters, Sections and other subdivisions in effect on the date of the DUS Guide and (ii) any successor provisions to such Parts, Chapters, Sections and other subdivisions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Event of Default” means any event defined to be an “Event of Default” under Article 11.

“Event of Default has occurred and is continuing” shall mean that an Event of Default has occurred which has not been cured to the satisfaction of Lender, provided however, that nothing shall be construed to require Lender to accept any cure, or grant any cure period not otherwise provided for in this Agreement.

“Expansion Guaranty” means that certain Expansion Guaranty, attached hereto as Exhibit S, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Expansion Security Agreement” means that certain Expansion Security Agreement, attached hereto as Exhibit T, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Facility Debt Service” means —

For use in determining the Aggregate NOI Debt Service Coverage Ratio, for purposes of determining compliance with the Release Coverage and LTV Tests and the Substitution Coverage and LTV Tests, and for other ongoing monitoring purposes, and in connection with the underwriting of any substitution or release, the sum of:

(i)                                     the amount of interest and principal amortization, during the preceding number of months as determined pursuant to the Underwriting Requirements, with respect to the Term Loan Outstanding and Supplemental Loan Outstanding (if any) on the specified date, except that, for these purposes:

(A)                              the Variable Loan shall be deemed to require level monthly payments of principal and interest at an interest rate equal to the Cap Rate (the Cap Rate is 9.415%, the maximum Adjustable Rate set forth in the Variable Facility Note) in an amount necessary to fully amortize the original principal amount of the Variable Loan over the Amortization Period, with such amortization to commence on the first day of the twelve (12) month period; and

(B)                                each variable rate Supplemental Loan shall be deemed to require level monthly payments of principal and interest at an interest rate equal to that rate which is calculated in accordance with the Underwriting Requirements then in effect; and

(C)                                the Fixed Loan and each fixed rate Supplemental Loan shall require level monthly payments of principal and interest (at the Interest Rate as set forth in the Fixed Facility Note or the interest rate as set forth in the note evidencing such Supplemental Loan) in an amount necessary to fully amortize the original principal amount of the Fixed Loan and Supplemental Loan over the Amortization Period, with such amortization to commence on the first day of the period determined pursuant to the Underwriting Requirements.

“Fannie Mae” means the body corporate duly organized under the Federal National Mortgage Association Charter Act, as amended, 12 U.S.C. §1716 et seq. and duly organized and existing under the laws of the United States.

“Fees” means Additional Collateral Due Diligence Fees, Initial Due Diligence Fees, Initial Origination Fee, Release Fee, Substitution Fee, LOC Fee and any and all other fees specified in the Agreement.

“First Anniversary” means the date that is one year after the Initial Closing Date.

“Fixed Loan” means the loan in the amount of $307,760,000 evidenced by the Fixed Facility Note.

“Fixed Facility Note” means a promissory note (together with all schedules, riders, allonges, addenda, renewals, extensions, amendments and modifications thereto) which will be issued by Borrower to Lender, concurrently with the funding of the Fixed Loan on the Initial Closing Date.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.

“General Conditions” shall have the meaning set forth in Article 6.

“Geographical Diversification Requirements” shall mean that as the result of the release or substitution of a Mortgaged Property (i) the aggregate Allocable Loan Amount allocated to Mortgaged Properties in any one state does not increase by 5% or more from the percentages set forth below and (ii) the Allocable Loan Amount associated with the Mortgaged Properties located in any two states shall not exceed 40% of the Outstanding principal balance of the Term Loan:

State	Percentage of Allocable Loan Amount
CA	14.87%

TX	18.60%

KY	6.06%

NM	5.40%

OH	3.76%

IN	5.01%

FL	7.77%

AZ	6.56%

MA	4.38%

KS	4.12%

MD	9.50%

DE	1.50%

GA	1.88%

VA	8.01%

NC	1.71%

WI	0.87%

Total	100.00%

“Governmental Approval” means an authorization, permit, consent, approval, license, registration or exemption from registration or filing with, or report to, any Governmental Authority.

“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Revenues” means, for any specified period, with respect to any Seniors Housing Facility, all income in respect of such Seniors Housing Facility as reflected on the certified operating statement for such specified period as adjusted to exclude unusual income (e.g. temporary or nonrecurring income), income not allowed by Lender for similar loans anticipated to be sold to Fannie Mae (e.g. interest income, furniture income, etc.), and the value of any unreflected concessions.

“Guarantor” means the Key Principal, IDOT Guarantor and any Person that becomes a guarantor and provides a Guaranty in connection with the Obligations under this Agreement.

“Guaranty” means the Guaranty executed by Key Principal guaranteeing the obligations set forth in Section 14.01(a)(vi), as the same may be amended, restated, modified or supplemented from time to time.

“Hazardous Substance Activity” means, with respect to any Mortgaged Property, any storage, holding, existence, release, spill, leaking, pumping, pouring, injection, escaping, deposit, disposal, dispersal, leaching, migration, use, treatment, emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation of any Hazardous Materials (as defined in the Security Instrument) from, under, into or on such Mortgaged Property in violation of Hazardous Materials Laws (as defined in the Security Instrument), including the discharge of any Hazardous Materials emanating from such Mortgaged Property in violation of Hazardous Materials Laws through the air, soil, surface water, groundwater or property and also including the abandonment or disposal of any barrels, containers and other receptacles containing any Hazardous Materials from or on such Mortgaged Property in violation of Hazardous Materials Laws, in each case whether sudden or nonsudden, accidental or nonaccidental.

“IDOT Guarantor” means SNH FM Financing Trust, a Maryland real estate investment trust and Ellicott City Land I, LLC, a Delaware limited liability company.

“IDOT Guaranty” means each Guaranty executed by the IDOT Guarantor as the same may be amended, restated, modified or supplemented from time to time.

“Impositions” means, with respect to any Mortgaged Property, all (1) water and sewer charges which, if not paid, may result in a lien on all or any part of the Mortgaged Property, (2) premiums for fire and other hazard insurance, rent loss insurance and such other insurance as Lender may require under any Security Instrument, (3) Taxes, and (4) amounts for other charges and expenses which Lender at any time reasonably deems necessary to protect the Mortgaged Property, to prevent the imposition of liens on the Mortgaged Property, or otherwise to protect Lender’s interests.

“Indebtedness” means, with respect to any Person, as of any specified date, without duplication, all:

(a)           indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than (i) current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, and (ii) for construction of improvements to property, if such person has a non-contingent contract to purchase such property);

(b)           other indebtedness of such Person that is evidenced by a note, bond, debenture or similar instrument;

(c)           obligations of such Person as lessee under any lease of property, real or personal, which obligations are required by GAAP to be capitalized on a balance sheet of the lessee or to be otherwise disclosed as such in a note to such balance sheet;

(d)           obligations of such Person in respect of acceptances (as defined in Article 3 of the Uniform Commercial Code of the District of Columbia) issued or created for the account of such Person;

(e)           liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment of such liabilities; and

(f)            as to any Person (“guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of a primary obligation (as defined below) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing, or in effect guaranteeing, any indebtedness, lease, dividend or other obligation (“primary obligations”) of any third person (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, to (1) purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (3) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (4) otherwise assure or hold harmless the owner of any such primary obligation against loss in respect of the primary obligation, provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lesser of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Indemnification Agreement Regarding Taxes” means that certain Indemnification Agreement Regarding Taxes executed by IDOT Guarantor, Borrower and Key Principal on the Initial Closing Date.

“Independent Living Units” shall mean all such units that are licensed to and operate as Independent Living care units in a Seniors Housing Facility.

“Initial Closing Date” means the date of the Agreement.

“Initial Due Diligence Fees” shall have the meaning set forth in Section 10.02(a).

“Initial Mortgaged Properties” means the Seniors Housing Facilities described on Exhibit A to the Agreement and which represent the Seniors Housing Facilities which are made part of the Collateral Pool on the Initial Closing Date.

“Initial Origination Fee” shall have the meaning set forth in Section 10.01(a).

“Initial Security Instruments” means the Security Instruments covering the Initial Mortgaged Properties.

“Initial Valuation” means, when used with reference to specified Collateral, the Valuation initially performed for the Collateral as of the date on which the Collateral was added to the Collateral Pool.  The Initial Valuation for each of the Initial Mortgaged Properties is as set forth in Exhibit A to the Agreement.

“Insurance Policy” means, with respect to a Mortgaged Property, the insurance coverage and insurance certificates evidencing such insurance required to be maintained pursuant to the Security Instrument encumbering the Mortgaged Property.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.  Each reference to the Internal Revenue Code shall be deemed to include (a) any successor internal revenue law and (b) the applicable regulations whether final, temporary or proposed.

“Key Principal” means Senior Housing Properties Trust, a Maryland real estate investment trust.

“Lease” means any lease, any sublease or sub-sublease, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Mortgaged Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, any residency, occupancy, admission and care agreements pertaining to residents of the Mortgaged Property and any Operating Lease.

“Lease Payment” means for any specified period for any Mortgage Property, the rental payments (including but not limited to payments defined as “Rent”, “Additional Rent” and/or “Minimum Rent” in the Operating Lease but should not include payments that are reimbursed to landlord by tenant if even such amounts are treated as “Rent”, “Additional Rent” under an

Operating Lease) made by Master Tenant as tenant/lessee to Borrower as landlord/lessor pursuant to the terms of the Operating Lease.

“Lease Payment Debt Service Coverage Ratio” means, for any Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of —

(a)           the Lease Payments for the subject Mortgaged Property for the preceding number of months as determined pursuant to the Underwriting Requirements to

(b)           the Facility Debt Service on the specified date, assuming, for the purpose of calculating the Facility Debt Service for this definition, that the amount of the Term Loan Outstanding shall be the Allocable Loan Amount and the amount of the Supplemental Loan Outstanding  shall be the Supplemental Allocable Loan Amount, in each case for the subject Mortgaged Property.

“Lender” means Citibank, N.A. and, after the assignment to Fannie Mae, means Fannie Mae and its successors and assigns for all purposes of this Agreement except that “Lender” shall continue to mean Citibank, N.A. or any replacement Person designated by Fannie Mae in relation to all obligations under this Agreement including the obligation to make any Supplemental Loans.

“Letter of Credit” means a letter of credit issued by an LOC Bank satisfactory to Fannie Mae naming Fannie Mae as beneficiary, in form and substance as attached hereto as Exhibit P.

“Level of Care Diversity Requirements” means that the seniors housing units of the Mortgaged Properties shall conform on a Collateral Pool basis with the following percentage requirements:

Independent Living Units — minimum 51%;

Assisted Living Units — maximum 35%;

Alzheimer/Dementia Units — maximum 10%; and

Skilled Nursing Units — maximum 13%.

“Licenses” means any operating license, certificates of occupancy, health department licenses, food service licenses, certificates of need, business licenses, permits, registrations, certificates, authorizations, approvals, and similar documents required by applicable laws and regulations for the operation of the Mortgaged Property as a Seniors Housing Facility, including replacements and additions thereto.

“Lien” means any mortgage, deed of trust, deed to secure debt, security interest or other lien or encumbrance (including both consensual and non-consensual liens and encumbrances).

“Liquidity” means, at any time, the amount of cash and Cash Equivalents owned by a Person.

“Loan Document Taxes” shall have the meaning set forth in Section 8.10.

“Loan Documents” means the Agreement, the Notes, the Security Documents, the Guaranty, the IDOT Guaranty, the Certificate of IDOT Guarantor, the Indemnification Agreement Regarding Taxes, Collateral Assignment of Guaranty Agreement, Expansion Security Agreement, if any, Expansion Guaranty, if any and all documents executed by Borrower, IDOT Guarantor or Key Principal pursuant to the General Conditions set forth in Section 6.01 of the Agreement and any other documents executed by Borrower, IDOT Guarantor or Key Principal from time to time in connection with the Agreement or the transactions contemplated by the Agreement.

“Loan to Value Ratio” means, for a Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of —

(a)           the Allocable Loan Amount and the Supplemental Allocable Loan Amount of the subject Mortgaged Property on the specified date,

to

(b)           the Valuation most recently obtained prior to the specified date for the subject Mortgaged Property.

“LOC Bank” means any financial institution issuing the Letter of Credit and meeting the requirements set forth in Section 6.12(a).

“Margin” has the definition set forth in the Variable Facility Note or the note evidencing a Supplemental Loan, as applicable.

“Master Tenant” means, FVE FM Financing, Inc., corporation organized under the laws of Maryland, and its successors and assigns or any other Master Tenant under the Operating Lease of all the Mortgaged Properties approved in writing by Lender.

“Master Tenant’s Authorized Representative” means those persons duly appointed and identified as such by the Master Tenant, which Authorized Representative shall initially be the President, any Vice President or the Treasurer of the Master Tenant (or such other officer of the Master Tenant as may be designated by any of them), each with the authority to act alone or with one or more persons, and those persons appointed and identified as such by the Master Tenant in a writing delivered to Borrower, each with the authority to act alone or with one or more persons.

“Master Tenant/Operator Bankruptcy Event” means any one or more of the following events:

(A)                              Master Tenant or Operator (i) commences a voluntary case (or, if applicable, a joint case) under any chapter of the Bankruptcy Code or otherwise or consents to or fails to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any chapter of the Bankruptcy Code or otherwise, (ii) institutes (by petition, application, answer, consent or otherwise) any other bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, consents to or acquiesces in the appointment of any receiver, liquidator, custodian, sequestrator, trustee or similar officer for it or for all or any substantial part of the Mortgaged Properties or (v) admits in writing its inability to pay its debts generally as they mature.

(B)                                Any Master Tenant or Operator, any Affiliate of Master Tenant or Operator files an involuntary petition against Master Tenant or Operator under any chapter of the Bankruptcy Code or under any other bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to Master Tenant or Operator under the laws of any jurisdiction.

(C)                                Both (1) an involuntary petition under any chapter of the Bankruptcy Code is filed against Master Tenant or Operator, or Master Tenant or Operator directly or indirectly becomes the subject of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or in equity, and (ii) any Master Tenant or Operator, any Affiliate of Master Tenant or Operator has acted in concert or conspired with such creditors of Master Tenant or Operator (other than Fannie Mae or Lender) to cause the filing thereof.

“Material Adverse Effect” means, with respect to any circumstance, act, condition or event of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, or circumstance or circumstances, whether or not related, a material adverse change in or a materially adverse effect upon any of (a) the business, operations, property or condition (financial or otherwise) of Borrower or Key Principal, as applicable, to the extent specifically referred to in the applicable provision of the applicable Loan Document, (b) the present or future ability of Borrower to perform the Obligations for which it is liable, or of Key Principal to perform its obligations under the Guaranty, as the case may be, to the extent specifically referred to in the applicable provision of the applicable Loan Document, (c) the validity, priority, perfection or enforceability of the Agreement or any other Loan Document or the rights or remedies of Lender under any Loan Document, or (d) the value of, or Lender’s ability to have recourse against, any Mortgaged Property.

“MBS” means a mortgage-backed security issued by Fannie Mae which is “backed” by a Fixed Loan and has an interest in the Note and the Collateral Pool securing the Note, which interest permits the holder of the MBS to participate in the Note and the Collateral Pool to the extent of such Fixed Loan.

“Moody’s” means Moody’s Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.

“Mortgaged Properties” means, collectively, the Substitute Mortgaged Properties, and the Initial Mortgaged Properties, but excluding each Release Mortgaged Property from and after the date of its release from the Collateral Pool.

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Operating Income” means, for any specified period, with respect to any Mortgaged Property, the aggregate net income during such period equal to Gross Revenues during such period less the aggregate Operating Expenses during such period.  If a Mortgaged Property is not owned by a Borrower or an Affiliate of a Borrower for the entire specified period, the Net Operating Income for the Mortgaged Property for the time within the specified period during which the Mortgaged Property was owned by a Borrower or an Affiliate of a Borrower shall be the Mortgaged Property’s pro forma net operating income determined by Lender in accordance with the underwriting procedures set forth by Lender for similar loans anticipated to be sold to Fannie Mae.

“Net Worth” means, as of any specified date, for any Person, the excess of the Person’s assets over the Person’s liabilities, determined in accordance with GAAP on a consolidated basis, provided that all real property shall be valued on an undepreciated basis.

“NOI Debt Service Coverage Ratio” means, for any Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of —

(a)           the Net Operating Income for the subject Mortgaged Property for the preceding number of months as determined pursuant to the Underwriting Requirements to

(b)           the Facility Debt Service on the specified date, assuming, for the purpose of calculating the Facility Debt Service for this definition, that the amount of the Term Loan Outstanding shall equal the Allocable Loan Amount and the amount of the Supplemental Loan Outstanding shall be the Supplemental Allocable Loan Amount, in each case for the subject Mortgaged Property.

“Note” means any Fixed Facility Note and/or any Variable Facility Note.

“Obligations” means the aggregate of the obligations of Borrower and Key Principal under the Agreement and the other Loan Documents.

“Operating Expenses” means, for any period, with respect to any Mortgaged Property, all expenses in respect of such Mortgaged Property, as determined by Lender based on the certified operating statement for such specified period as adjusted to provide for the following:

(i) all appropriate types of expenses, including a management fee, deposits for the replacement reserves (whether funded or not), and deposits for completion/repair reserves are included in the total operating expense figure; (ii) upward adjustments to individual line item expenses to reflect market norms or actual costs and correct any unusually low expense items, which could not be replicated by a different owner or manager (e.g., a market rate management fee will be included regardless of whether or not a management fee is charged, market rate payroll will be included regardless of whether shared payroll provides for economies, etc.); and (iii) downward adjustments to individual line item expenses to reflect unique or aberrant costs (e.g., non-recurring capital costs, non-operating borrower expenses, etc.).

“Operating Lease” means the Amended and Restated Master Lease Agreement among SNH FM Financing LLC, SNH FM Financing Trust, Ellicott City Land I, LLC and FVE FM Financing, Inc. and each other Lease, if any, related to all the Mortgaged Properties executed by and between Borrower, as lessor, and Master Tenant, as lessee and approved in writing by Lender and any Sub-Lease thereunder.

“Operator” means, any Operator (including any tenant under a Sub-Lease) of all the Mortgaged Properties approved in writing by Lender.

“Operator Guaranty” means any and all guaranties of Operator’s and/or Master Tenant’s obligations under the Sub-Lease and/or Operating Lease, respectively.

“Operator’s Authorized Representative” means those persons duly appointed and identified as such by the Operator, which Authorized Representative shall initially be the President, any Vice President (including any Senior Vice President), the Treasurer, the Secretary or any Assistant Secretary of the Operator (or such other officer of the Operator as may be designated by any of them), each with the authority to act alone or with one or more persons, and those persons appointed and identified as such by the Operator in a writing delivered to Borrower, each with the authority to act alone or with one or more persons.

“Organizational Certificate” means, collectively, certificates from Borrower and Key Principal to Lender, in the form of Exhibits D-1 and D-2 to the Agreement, certifying as to certain organizational matters with respect to Borrower and Key Principal.

“Organizational Documents” means all certificates, instruments and other documents pursuant to which an organization is organized or operates, including but not limited to, (i) with respect to a corporation, its articles of incorporation and bylaws, (ii) with respect to a limited partnership, its limited partnership certificate and partnership agreement, (iii) with respect to a general partnership or joint venture, its partnership or joint venture agreement and (iv) with respect to a limited liability company, its articles of organization and operating agreement.

“Outstanding” or “outstanding” means, when used in connection with promissory notes, other debt instruments or the Term Loan or Supplemental Loan, for a specified date, promissory notes or other debt instruments which have been issued, to the extent not repaid in full as of the specified date.

“Ownership Interests” means, with respect to any entity, any ownership interests in the entity and any economic rights (such as a right to distributions, net cash flow or net income) to which the owner of such ownership interests is entitled.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permits” means all permits, or similar licenses or approvals issued and/or required by an applicable Governmental Authority or any Applicable Law in connection with the ownership, use, occupancy, leasing, management, operation, repair, maintenance or rehabilitation of any Mortgaged Property or Borrower’s business.

“Permitted Liens” means, with respect to a Mortgaged Property, (i) the exceptions to title to the Mortgaged Property set forth in the Title Insurance Policy for the Mortgaged Property which are approved by Lender, (ii) the Security Instrument and the Subordination, Assignment and Security Agreement encumbering the Mortgaged Property, (iii) any other Liens approved by Lender or permitted under the terms of the Security Instrument, (iv) mechanics or materialmen’s liens or judgment liens provided the same is removed or bonded off to the satisfaction of Lender within thirty (30) days of notice of filing, (v) real estate taxes and water and sewer and other utility charges that are a lien but not yet due and payable or that are due and payable but not yet delinquent and (vi) leases and licenses otherwise permitted under this Agreement (including, without limitation, the Operating Lease and Sub-lease).

“Person” means an individual, an estate, a trust, a corporation, a partnership, a limited liability company or any other organization or entity (whether governmental or private).

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other agreement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

“Potential Event of Default” means any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Potential Event of Default has occurred and is continuing” shall mean that Potential Event of Default has occurred which has not been cured to the satisfaction of Lender, provided however, that nothing shall be construed to require Lender to accept any cure, or grant any cure period not otherwise provided for in this Agreement.

“Prohibited Person” means (i) a Person that is the subject of, whether voluntary or involuntary, any case, proceeding or other action against such Person under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) any Person with whom Servicer or Fannie Mae is prohibited from doing business pursuant to any law, rule, regulation, judicial proceeding or administrative directive, or (iii) any Person identified on the federal “Excluded Parties List System”, the “Specially Designated National and Blocked Persons List”, the federal “Office of Foreign Assets and Control list, the U.S. Department of Housing and Urban Development’s Limited Denial of Participation, HUD Funding Disqualifications and Voluntary Abstentions List”, or on Fannie Mae’s “Multifamily Applicant Experience Check”, each of which may be amended from time to time and any successor or replacement thereof, or (iv) a Person that Fannie Mae determines to be an unacceptable credit risk due to the aggregate amount of debt such Person owes to Fannie Mae, or (v) a Person that has caused any unsatisfactory experience of a material nature with Fannie Mae or Servicer, such as a default, fraud, intentional misrepresentation, litigation, arbitration or other similar act, or (vi) a Person that is, or whose senior management has ever been convicted of a felony or held liable for fraud in a civil or criminal action or (vii) a Person that does not meet the requirements of Section 61 of the Certificate of Borrower.

“Property” means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Rate Change Date”, in connection with a Variable Loan, has the meaning set forth in the Variable Facility Note.

“Release Coverage and LTV Tests” mean, for any specified date, each of the following financial tests:

(a)           The Aggregate NOI Debt Service Coverage Ratio is not less than 1:95:1 with respect to the amount of the Fixed Loan and any fixed rate Supplemental Loan, and 1:70:1 with respect to the amount of the Variable Loan and any variable rate Supplemental Loan;

(b)           The Aggregate Lease Payment Debt Service Coverage Ratio shall not be less than  1:35:1.

(c)           The Aggregate Loan to Value Ratio does not exceed 55 percent (55%).

“Release Documents” mean instruments releasing the applicable Security Instrument and the applicable Subordination, Assignment and Security Agreement as a Lien on a Mortgaged Property, and UCC-3 Termination Statements terminating the UCC-1 Financing Statements, and such other documents and instruments to evidence the release of such Mortgaged Property from the Collateral Pool.

“Release Fee” means with respect to any Release effected in accordance with Section 3.04(c), a fee in the amount of $10,000  per Release Mortgaged Property.

“Release Mortgaged Property” shall have the meaning set forth in Section 3.05.

“Release Price” shall have the meaning set forth in Section 3.04(c).

“Release Request” means a written request, substantially in the form of Exhibit T to the Agreement, to obtain a release of Collateral from the Collateral Pool pursuant to Section 3.04(a).

“Remaining Mortgaged Properties” shall have the meaning set forth in Section 6.05(f).

“Rent Roll” means, with respect to any Seniors Housing Facility, a rent roll prepared and certified by the Operator of the Seniors Housing Facility, on Fannie Mae Form 4243 or on another form approved by Lender and containing substantially the same information as Form 4243 requires, it being acknowledged that the forms attached hereto as Exhibit R are satisfactory to Lender.

“Replacement Reserve Agreement” means a Master Replacement Reserve and Security Agreement required by Lender, and satisfying Lender’s  requirements, as the same may be amended, modified or supplemented from time to time.

“Request” means a Release Request and a Substitution Request.

“Required Escrow Payments” has the meaning given that term in Section 13.01(a) of this Agreement.

“Rescinded Payment” has the meaning given that term in Section 14.02 of this Agreement.

“S&P” shall mean Standard & Poor’s Credit Markets Services, a division of The McGraw-Hill Companies, Inc., a New York corporation, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.

“Security” means a “security” as set forth in Section 2(1) of the Securities Act of 1933, as amended.

“Security Documents” means the Security Instruments, the Subordination, Assignment and Security Agreements, Assignment of Lease Guaranty, the Master Replacement Reserve Agreements, the Completion/Repair and Security Agreement and any other documents executed by Borrower or IDOT Guarantor from time to time to secure any of Borrower’s obligations under the Loan Documents as the same may be amended, restated, modified or supplemented from time to time.

“Security Instrument” means, for each Mortgaged Property, a Multifamily Mortgage, Deed of Trust or Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement given by a Borrower and each Indemnity Multifamily Deed of Trust, Assignment of Rent and Security Agreement given by IDOT Guarantor to or for the benefit of Lender to secure the obligations of Borrower under the Loan Documents.  With respect to each Mortgaged Property owned by a Borrower or IDOT Guarantor, the Security Instrument shall be substantially in the form published by Fannie Mae for use in the state in which the Mortgaged Property is located.  The amount secured by the Security Instrument shall be equal to the Term Loan amount.

“Senior Management” means the President and/or Chief Financial Officer.

“Seniors Housing Facility” means a residential housing facility that qualifies as “housing for older persons” under the Fair Housing Amendments Act of 1988 and the Housing for Older Persons Act of 1995 comprised of independent living units, assisted living units and/or Alzheimer’s/dementia care units, or skilled nursing units, as applicable.

“Servicer” means a servicer approved by Fannie Mae, which initially shall be Citibank, N.A., and any permitted successor or assign.

“Single-Purpose” means, with respect to a Person that is any form of partnership, real estate investment trust or corporation or limited liability company, that such Person at all times since its formation:

(i)            has been a duly formed and existing partnership, real estate investment trust, corporation or limited liability company, as the case may be;

(ii)           has been duly qualified in each jurisdiction in which such qualification was at such time necessary for the conduct of its business;

(iii)          has complied with the provisions of its organizational documents and the laws of its jurisdiction of formation in all respects;

(iv)          has observed all customary formalities regarding its partnership, real estate investment trust, limited liability or corporate existence, as the case may be;

(v)           has accurately maintained its income and expense statements, accounting records and other partnership, real estate investment trust, limited liability company, or corporate documents separate from those of any other Person;

(vi)          has not commingled its assets or funds with those of any other Person (except that each Operator may commingle its funds with the funds of the other Operators in which case its assets and funds will be separately accounted for in the books and records of the Person in whose name any assets or funds are held);

(vii)         has identified itself in all dealings with creditors (other than trade creditors in the ordinary course of business and creditors for the construction of improvements to property on which such Person has a non-contingent contract to purchase such property) under its own name and as a separate and distinct entity;

(viii)        has been adequately capitalized in light of its contemplated business operations;

(ix)           has not assumed, guaranteed or become obligated for the liabilities of any other Person (except in connection with the Term Loan or as otherwise contemplated in the Loan Documents, or the endorsement of negotiable instruments in the ordinary course of business) or held out its credit as being available to satisfy the obligations of any other Person;

(x)            has not acquired obligations or securities of any other Person;

(xi)           except as contemplated under the Operating Lease, and except for deposits and investments in Cash Equivalents made in the ordinary course of business, has not made loans or advances to any other Person;

(xii)          has not entered into and was not a party to any transaction with any Affiliate of such Person, except in the ordinary course of business and on terms which are no less favorable to such Person than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(xiii)         has paid the salaries of its own employees, if any, and maintained a sufficient number of employees in light of its contemplated business operations (or has entered into agreements with third parties or Affiliates to provide all required services that would otherwise be provided by such number of employees in a manner consistent with (xii) above;

(xiv)        has not engaged in any business or activity other than the leasing, ownership, operation and maintenance of the Mortgaged Properties, and activities incidental thereto;

(xv)         shall not acquire or own any assets other than (A) the Mortgaged Properties and/or equity interests in a Person that owns the Mortgaged Properties and (B) such incidental personal property as may be necessary to conduct the business and activities permitted under clause (xiv) above;

(xvi)        shall not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xvii)       has not failed to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xviii)      has allocated fairly and reasonably any overhead for shared office space;

(xix)         has not engaged in a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code; and

(xx)          has complied with the requirements of Section 33 of the Security Instrument.

“Skilled Nursing Units” shall mean all such facilities, beds or units that are licensed to operate as Skilled Nursing facilities, beds or units in a Seniors Housing Facility.

“Sub-Lease” means each sub-lease entered into pursuant to the Operating Lease in which the Master Tenant  is the landlord and the Operator of the Mortgaged Property is the tenant.

“Subordination, Assignment and Security Agreement” means those certain Subordination, Assignment and Security Agreements, dated on the Initial Closing Date and any subsequent Closing Date, as the same may be amended, restated, modified and supplemented from time to time.

“Substitute Collateral” shall have the meaning set forth in Section 3.04(d)(ii).

“Substitute Mortgaged Property” shall have the meaning set forth in Section 3.05.

“Substitution” shall have the meaning set forth in Section 3.05(a).

“Substitution Coverage and LTV Tests” mean, for any specified date, each of the following financial tests:

(A)                              Each Mortgaged Property and the Substitute Mortgaged Property meet the following tests:

(i)            If greater than 50% of the units in a Mortgaged Property consist of Independent Living Units, the NOI Debt Service Coverage Ratio of such Mortgaged Property will be equal to or greater than the NOI Debt Service Coverage Ratio which results from calculating the weighted average of the Independent Living Units, Assisted Living Units and Alzheimer/Dementia Units based on the following NOI Debt Service Coverage Ratios:

(a)           Independent Living Units - not less than 1:60:1 with respect to the amount of the Fixed Loan, and 1:35:1 with respect to the amount of the Variable Loan;

(b)           Assisted Living Units and Alzheimer/Dementia Units - not less than 1:70:1 with respect to the amount of the Fixed Loan, and 1:45:1 with respect to the amount of the Variable Loan;

(c)           Skilled Nursing Units -  not less than 1:70:1 with respect to the amount of the Fixed Loan, and 1:45:1 with respect to the amount of the Variable Loan.

or

(ii)           If 50% or more of the units in a Mortgaged Property consist of Assisted Living Units and Alzheimer/Dementia Units, the NOI Debt Service Coverage Ratio shall not be less than 1:70:1.

or

(iii)          if the Mortgaged Property contains any Skilled Nursing Units, the NOI Debt Service Coverage Ratio shall not be less than 1:70:1.

(B)

(i)            The Aggregate Lease Payment Debt Service Coverage Ratio for the Collateral Pool shall not be less than 1.35:1;

(ii)           The Lease Payment Debt Service Coverage Ratio for each Mortgaged Property and the Substitute Mortgaged Property shall not be less than 1.20:1.

(C)

(i)            The Aggregate Loan to Value Ratio does not exceed 55 percent (55%).

“Substitution Fee” means with respect to any Substitution effected in accordance with Section 3.05, a fee in the sum of: (i) 50 basis points of the Allocable Loan Amount for the Released Mortgaged Property and (ii) the Release Fee, per Mortgaged Property being released.

“Substitution Request” means the written request to add a Substitute Mortgaged Property to the Collateral Pool pursuant to Section 3.05, Section 3.06 and Section 3.07.

“Supplemental Loan” means such loan given in accordance with the Fannie Mae Supplemental Loan product.

“Supplemental Loan Documents” shall have the meaning set forth in Section 2.02.

“Survey” means the as-built survey of each Mortgaged Property prepared in accordance with Lender’s requirements for similar loans that are anticipated to be sold to Fannie Mae.

“Targeted Entity” means individually and collectively, Key Principal, any direct or indirect Subsidiary of Key Principal that is an owner of Borrower, IDOT Guarantor and Borrower.

“Taxes” means all taxes, assessments, vault rentals and other charges, if any, general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, which are levied, assessed or imposed by any public authority or quasi-public authority, and which, if not paid, will become a lien, on the Mortgaged Properties.

“Term Loan” means the Fixed Loan and Variable Loan.

“Term of this Agreement” shall be determined as provided in Section 15.10.

“Termination Date” means the maturity date for the Term Loan or at such time as the Term Loan is no longer Outstanding.

“Tier Four Loan” means such loans made pursuant to the Tier Four requirements and guidelines set forth in the DUS Guide.  If the term Tier Four is no longer a term set forth in the DUS Guide or is defined by Fannie Mae in a document other than the DUS Guide, a loan underwritten to a requirement which is the lowest loan to value ratio and highest debt service coverage ratio categorized by Fannie Mae at the time.

“Title Company” means the title company which provides title insurance for a Mortgaged Property.

“Title Insurance Policies” means the mortgagee’s policies of title insurance issued by the Title Company from time to time relating to each of the Security Instruments, conforming to Lender’s requirements for similar loans anticipated to be sold to Fannie Mae, together with such endorsements, coinsurance, reinsurance and direct access agreements with respect to such policies as Lender may, from time to time, consider necessary or appropriate, including variable credit endorsements, if available, and tie-in endorsements, if available, and with a limit of liability under the policy (subject to the limitations contained in sections of the Stipulations and Conditions of the policy relating to a Determination and Extent of Liability) equal to the Term Loan amount.

“Transfer” means

(1)           as used with respect to ownership interests in a Targeted Entity, (i) a sale, assignment, pledge, transfer or other disposition of any ownership interest in a Targeted Entity, or (ii) the issuance or other creation of new ownership interests in a Targeted Entity, or (iii) a merger or consolidation of Targeted Entity into another entity or of another entity into Targeted Entity as the case may be, or (iv) the reconstitution of Targeted Entity from one type of entity to another type of entity, or (v) the amendment, modification or any other change in the governing instrument or instruments of Targeted Entity which has the effect of changing the relative powers, rights, privileges, voting rights or economic interests of the ownership interests in such Targeted Entity.

(2)           as used with respect to ownership interests in a Mortgaged Property, (i) a sale, assignment, lease, pledge, transfer or other disposition (whether voluntary or by operation of law) of, or the granting or creating of a lien, encumbrance or security interest in, any estate, rights, title or interest in a Mortgaged Property, or any portion thereof (other than a Permitted Lien).  Transfer does not include a conveyance of a Mortgaged Property at a judicial or non-judicial foreclosure sale under any security instrument or the Mortgaged Property becoming part of a bankruptcy estate by operation of law under the Bankruptcy Code.

“Underwriting Requirements” means Lender’s overall underwriting requirements for Seniors Housing Facilities in connection with loans anticipated to be sold to Fannie Mae, pursuant to Fannie Mae’s then current guidelines, including, without limitation, requirements relating to Appraisals, physical needs assessments, and environmental site assessments, as such requirements may be amended, modified, updated, superseded, supplemented or replaced from time to time.

“Valuation” means, for any specified date, with respect to a Seniors Housing Facility, (a) if an Appraisal of the Seniors Housing Facility was more recently obtained than a Capitalization Rate for the Seniors Housing Facility, the Appraised Value of such Seniors Housing Facility, or (b) if a Capitalization Rate for the Seniors Housing Facility was more recently obtained than an Appraisal of the Seniors Housing Facility, the value derived by dividing—

(i)            the Net Operating Income of such Seniors Housing Facility, by

(ii)           the most recent Capitalization Rate determined by Lender.

Notwithstanding the foregoing, any Valuation for a Seniors Housing Facility calculated for a date occurring before the first anniversary of the date on which the Seniors Housing Facility becomes a part of the Collateral Pool shall equal the Appraised Value of such Seniors Housing Facility, unless Lender determines that changed market or property conditions warrant that the value be determined as set forth in the preceding sentence.

“Variable Loan” means the loan in the principal amount of $205,174,000 evidenced by the Variable Facility Note.

“Variable Facility Note” means the Adjustable Rate Multifamily Note (together with all schedules, riders allonges, addenda, renewals, extensions, amendments and modifications thereto), which has been issued by Borrower to Lender to evidence Borrower’s obligation to repay the Variable Loan.